Exhibit 4.1

AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of August 15, 2002

among

ZEMEX CORPORATION
and
ZEMEX U.S. CORPORATION,

as Borrowers

BANK OF AMERICA N.A., as Administrative Agent,

BANK OF AMERICA, N.A., acting through its Canadian Branch
as Canadian Payment Agent,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.01	Certain Defined Terms	1
1.02	Other Interpretive Provisions	22
1.03	Accounting Terms	23
1.04	Amendment and Restatement	23
ARTICLE II THE CREDIT
2.01	Amounts and Terms of Commitments	24
2.02	Loan Accounts	25
2.03	Procedure for Borrowing by Company	25
2.04	Procedure for Borrowing by US Borrower	26
2.05	Conversion and Continuation Elections	27
2.06	Optional Prepayments	28
2.07	Repayment and Termination Date	29
2.08	Extension Date	29
2.09	Interest	29
2.10	Fees	30
2.11	Computation of Fees and Interest	31
2.12	Payments by a Borrower	31
2.13	Payments by the Banks to the Administrative Agents	32
2.14	Sharing of Payments, Etc.	33
2.15	Security and Guarantee	33
2.16	Mandatory Prepayment	33
2.17	Risk Participations in Canadian Loans	34
ARTICLE III THE LETTERS OF CREDIT
3.01	Letters of Credit	35
3.02	Issuance and Amendment of Letters of Credit	37
3.03	Funding of Participations, Drawings and Reimbursements	38
3.04	Repayment of Participations	39
3.05	Obligations Absolute	40
3.06	Cash Collateral Pledge	41
3.07	Role of Issuing Bank	41
3.08	Applicability of ISP98 and UCP	42
3.09	Letter of Credit Fees	42
3.10	Issuance Fee and Documentary and Processing Charges Payable to Issuing Bank	43
3.11	Conflict with L/C Application or L/C Amendment Application	43

ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY
4.01	Taxes	43
4.02	Illegality	44
4.03	Increased Costs and Reduction of Return	45
4.04	Funding Losses	46
4.05	Inability to Determine Rates	46
4.06	Certificates of Banks	47
4.07	Survival	47
ARTICLE V CONDITIONS PRECEDENT
5.01	Conditions of Initial Loans	47
5.02	Conditions to All Borrowings	50
ARTICLE VI REPRESENTATIONS AND WARRANTIES
6.01	Corporate Existence and Power	51
6.02	Corporate Authorization; No Contravention	51
6.03	Governmental Authorization	51
6.04	Binding Effect	52
6.05	Litigation	52
6.06	No Default	52
6.07	ERISA Compliance	52
6.08	Use of Proceeds; Margin Regulations	53
6.09	Title to Properties	53
6.10	Taxes	53
6.11	Financial Condition	54
6.12	Environmental Matters	54
6.13	Collateral Documents	55
6.14	Regulated Entities	55
6.15	No Burdensome Restrictions	55
6.16	Copyrights, Patents, Trademarks and Licenses, etc.	55
6.17	Subsidiaries	56
6.18	Insurance	56
6.19	Solvency	56
6.20	Full Disclosure	56
ARTICLE VII AFFIRMATIVE COVENANTS
7.01	Financial Statements	56
7.02	Certificates; Other Information	57
7.03	Notices	58

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7.04	Preservation of Corporate Existence, Etc.	59
7.05	Maintenance of Property	60
7.06	Insurance	60
7.07	Payment of Obligations	60
7.08	Compliance with Laws	61
7.09	Compliance with ERISA	61
7.10	Inspection of Property and Books and Records	61
7.11	Environmental Laws	62
7.12	Use of Proceeds	62
7.12	New Subsidiaries, Acquisitions	62
7.13	Further Assurances	62
ARTICLE VIII NEGATIVE COVENANTS
8.01	Limitation on Liens	63
8.02	Disposition of Assets	64
8.03	Consolidations and Mergers	65
8.04	Permitted Loans	65
8.05	Limitation on Indebtedness	65
8.06	Transactions with Affiliates	66
8.07	Prohibited Use of Proceeds	66
8.08	Operating Lease Obligations	66
8.09	Sale Leaseback Transactions	66
8.10	Restricted Payments	66
8.11	Change in Business	67
8.12	Accounting Changes	67
8.13	Asset Acquisition	67
8.14	Capital Expenditures	67
8.15	Permitted Investments	67
8.16	Prohibited Investments	67
8.17	Minimum Net Worth	67
8.18	Leverage Ratios	67
8.19	Interest Coverage Ratio	68
8.20	Debt — Capitalization	68
8.21	Material Documents	68
8.22	Excluded Subsidiaries	68
8.23	Maximum Acquisitions	68
ARTICLE IX EVENTS OF DEFAULT
9.01	Event of Default	68
9.02	Remedies	71
9.03	Rights Not Exclusive	71

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ARTICLE IX THE AGENTS
10.01	Appointment and Authorization; Agents	71
10.02	Delegation of Duties	72
10.03	Liability of Agents	72
10.04	Reliance by Agent	73
10.05	Notice of Default	73
10.06	Credit Decision	73
10.07	Indemnification of Agents	74
10.08	Agents in Individual Capacity	74
10.09	Successor Agent	75
10.10	Withholding Tax	75
10.11	Agents May File Proofs of Claim	76
10.12	Collateral Matters	77
ARTICLE XI MISCELLANEOUS
11.01	Amendments and Waivers	77
11.02	Notices	78
11.03	No Waiver; Cumulative Remedies	80
11.04	Costs and Expenses	80
11.05	Borrower Indemnification	81
11.06	Marshaling; Payments Set Aside	82
11.07	Successors and Assigns	82
11.08	Assignments, Participations, etc.	83
11.09	Confidentiality	85
11.10	Set-off	86
11.11	Notification of Addresses, Lending Offices, Etc.	86
11.12	Counterparts	86
11.13	Survival of Representations and Warranties	86
11.14	Severability	86
11.15	Tax Forms	87
11.16	No Third Parties Benefited	89
11.17	Governing Law and Jurisdiction	89
11.18	Waiver of Jury Trial	89
11.19	Entire Agreement	90

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SCHEDULES

Schedule 1	Guarantors
Schedule 2	Inter-Company Notes
Schedule 2.01	Commitments
Schedule 2.18	Canadian Risk Participants
Schedule 6.05	Litigation
Schedule 6.07	ERISA
Schedule 6.11	Permitted Liabilities
Schedule 6.12	Environmental Matters
Schedule 6.17	Subsidiaries and Minority Interests
Schedule 8.01	Permitted Liens
Schedule 8.05	Permitted Indebtedness and Contingent Obligations
Schedule 11.02	Lending Offices; Addresses for Notices

EXHIBITS

Exhibit A	Form of Notice of Borrowing/Conversion or Continuation
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Assumption

5

AMENDED AND RESTATED
CREDIT AGREEMENT

     This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of August 15, 2002, among ZEMEX CORPORATION, a corporation established under the federal laws of Canada (the “Company”) and ZEMEX U.S. CORPORATION, a corporation established under the laws of Delaware (the “US Borrower”) (the Company and US Borrower called the “Borrowers”), the several financial institutions from time to time party to this Agreement (collectively, the “Banks”; individually, a “Bank”), Bank of America, N.A. acting through its Canadian Branch, as Canadian payment agent for the Canadian Banks and Bank of America, N.A., as administrative agent for the Banks.

     WHEREAS the parties entered into a credit agreement dated as of May 21, 1999 (the “Original Credit Agreement”) whereby the Banks provided certain credit facilities to the Company and the US Borrower for working capital, short term liquidity and general corporate purposes, including permitted Acquisitions;

     AND WHEREAS the parties entered into a first amendment to the Credit Agreement dated as of September 24, 1999, a second amendment agreement dated as of March 7, 2000, a third amendment agreement dated as of May 18, 2001 and a fourth amendment agreement dated as of December 10, 2001;

     AND WHEREAS the parties have agreed to make additional amendments to the Original Credit Agreement and to amend and restate the Original Credit Agreement accordingly;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.01   Certain Defined Terms. The following terms have the following meanings:

     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

     “Acquisition of an Excluded Subsidiary” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become an Excluded Subsidiary, or (b) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Excluded Subsidiary is the surviving entity.

     “Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent for the Banks hereunder, as well as any successor agent arising under Section 10.09.

     “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person for the purposes of this definition if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise. In the case of a Borrower, “Affiliate” shall be deemed to include any Excluded Subsidiaries.

     “Agent” or “Agents” means either or both the Administrative Agent and/or the Canadian Payment Agent, as the context requires.

     “Agent Related Persons” means Bank of America or the Canadian Payment Agent, as the case may be, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     “Agent’s Payment Office” means (a) in respect of payments made by the Company, the address for payments set forth on Schedule 11.02 — Part I or such other address as the Canadian Payment Agent may from time to time specify, and (b) in respect of payments made by the US Borrower, the address for payments set forth on Schedule 11.02 — Part II or such other address as the Administrative Agent may from time to time specify.

     “Agreement” means this Credit Agreement and all Schedules attached hereto.

     “Applicable Margin” for Loans and L/C Fee calculation means

Leverage		Prime and Base
Ratio	LIBO Rate Loans and L/C Fees	Rate Loans

Less than or equal to 2.25:1.00	1.250%	250%
Greater than 2.25:1.00 but less than or equal to 2.50:1.00	1.375%	375%
Greater than 2.50:1.00 but less than or equal to 3.00:1.00	1.500%	500%
Greater than 3.00:1.00 but less than or equal to 3.25:1.00	1.625%	625%
Greater than 3.25:1.00	1.750%	750%

     “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

     “Assignment and Assumption” means each and any assignment and assumption agreement executed and delivered in the form of Exhibit C hereof.

     “Assignment and Postponement Agreement” means each assignment and postponement agreement delivered by each of the holders of an Inter-Company Note (as listed on Schedule 2 hereto) in favour of the Administrative Agent for and on behalf of the Banks.

     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

     “Bank of America” means Bank of America, N.A. and its successors.

     “Bank” means the institutions specified in the introductory clause hereto.

     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of: (i) 0.50% above the latest Federal Funds Rate; and (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” (The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Base Rate Loan” means a Loan or an L/C Loan that bears interest at the Base Rate plus the Applicable Margin.

     “Borrower” means either the Company or the US Borrower, as the case may be.

     “Borrowing” means and includes the making of all Loans hereunder.

     “Borrowing Date” means any date on which a Borrowing occurs under Section 2.03 or 2.05.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York and Toronto and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     “Cdn.$” or “Canadian Dollar” each mean lawful money of Canada.

     “Canadian Banks” means those Schedule I or Schedule II Banks to which the Bank Act (Canada) applies and those Banks that are mentioned in Schedule III of the Bank Act (Canada) that are not subject to the restrictions and requirements referred to in subsection 524(2) of the Bank Act (Canada) and that are resident in Canada for the purpose of Part XIII of the Income Tax Act (Canada) in respect of any amount paid to it under this Agreement, and which agree to make Loans to the Company.

     “Canadian Loan” means a Loan in Canadian Dollars hereunder to the Company by the Canadian Banks, including those Loans referenced in Section 2.01(a).

     “Canadian Loan Percentage Share” means the percentage specified in respect of Canadian Loans on Schedule 2.17.

     “Canadian Payment Agent” means Bank of America, N.A. acting through its Canadian branch and its successors as Canadian payment agent pursuant to Section 10.09.

     “Canadian Reference Bank” means the Canadian Payment Agent or its successor which is a Canadian Bank.

     “Canadian Risk Participant” means any Bank listed on Schedule 2.17 under the heading “Canadian Risk Participants”.

     “Canadian Risk Participation Funding Notice” means a written notice from the Majority Banks to the Canadian Payment Agent stating that an Event of Default has occurred and is continuing and directing the Canadian Payment Agent to notify all Canadian Risk Participants to fund their participations in the Canadian Loans as provided in Section 2.17.

     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

     “Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries, the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such a Person and its Subsidiaries.

     “Capitalization” means the resultant amount of the Net Worth of the Company (excluding any calculation or allowance for Excluded Subsidiaries) plus the Company’s Indebtedness on a consolidated basis (excluding any Indebtedness of Excluded Subsidiaries).

     “Cash Collateralize” shall have the meaning set forth in Section 3.06 hereof.

     “Change of Control” means

(a)	with respect to the Company, a successful takeover bid made for the Company, as that term is used in the Ontario Securities Act, resulting in ownership by any one Person of over 50% of the Company’s issued and outstanding shares,

(b)	with respect to the US Borrower, the Company ceasing to beneficially own all of the capital stock of the US Borrower; and,

(c)	with respect to a Guarantor, the US Borrower ceasing, directly or indirectly to beneficially own all of the capital stock of such Guarantor.

     “Closing Date” means August 15, 2002 or such other date as the parties hereto may agree.

     “Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

     “Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company, the US Borrower, or any Guarantor and their respective Subsidiaries in or upon which a Lien now or hereafter exists in favour of the Banks, or an Agent on behalf of the Banks, whether under this Agreement or under any of the Collateral Documents executed by any such Person and delivered to the Administrative Agent or the Banks.

     “Collateral Documents” means, collectively, (a) the Security Agreements, the Pledge Agreements, the Guarantees, the Assignment and Postponement Agreements, environmental indemnities and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between a Borrower or any Subsidiary or any Guarantor and the Banks or the Administrative Agent for the benefit of the Banks now or hereafter delivered to the Banks or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the PPSA, UCC or comparable law) against a Borrower or any Subsidiary or any Guarantor as debtor in favour of the Banks or the Administrative Agent for the benefit of the Banks as secured party, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

     “Commitment” means, as to each Bank, its obligation to (a) make Loans to the Borrowers pursuant to Section 2.01, and (b) purchase participation in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with the Agreement.

     “Company” means Zemex Corporation, a company continued under the federal laws of Canada.

     “Compliance Certificate” means a certificate substantially in the form of Exhibit B.

     “Consolidated Funded Debt” means at any time in respect of the Company on a consolidated basis (excluding any calculation or allowance for Excluded Subsidiaries) the sum of (i) all indebtedness for borrowed money; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all obligations with respect to capital leases; (iv) all indebtedness referred to in clauses (i) through (iii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (v) any Redeemable Preferred Shares.

     “Consolidated Interest Expense” means, for any period, gross consolidated interest expense for the period (including all commissions, discounts, fees and other charges in connection with stand-by letters of credit and similar instruments) for the Company on a consolidated basis (excluding any calculation or allowance for Excluded Subsidiaries), as determined in accordance with GAAP.

     “Consolidated Tangible Net Worth” means the consolidated shareholders’ equity of the Company and its Subsidiaries (excluding any calculation or allowance for Excluded Subsidiaries) as shown on the consolidated balance sheet of the Company in accordance with GAAP, less the aggregate of (a) any amount attributable to goodwill, trademarks, copyrights, deferred assets and other similar intangible assets of the Company and Subsidiaries, all in accordance with GAAP; and (b) any Redeemable Preferred Shares.

     “Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guarantee Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered.

     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

     “Conversion/Continuation Date” means any date on which, under Section 2.05 the US Borrower (a) converts Loans of one Type to another Type, or (b) continues Loans having Interest Periods expiring on such date as Loans of the same Type, but with a new Interest Period.

     “Credit” means the revolving credit facility of up to $30 million established by the Banks in favour of the Borrowers, being made up of Facility A, Facility B and Facility C.

     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

     “Dollars”, “dollars” and “$” each mean lawful money of the United States.

     “EBITDA” means, for any period, the Net Income of the Company and its Subsidiaries on a consolidated basis, taking into account, without duplication, any Acquisition (excluding any calculation or allowance for Excluded Subsidiaries), determined in accordance with GAAP; plus, to the extent deducted in the computation of Net Income for such period, (a) Consolidated Interest Expense; (b) income or franchise taxes paid or accrued; and (c) amortization, depreciation, depletion and other non-cash expenses of the Company and the Subsidiaries; provided however that Net Income shall be computed for these purposes without giving effect to any non-cash, non-recurring extraordinary losses or special charges or extraordinary or special gains, plus for the four fiscal quarters preceding the date of any Acquisition, the historical pro forma financial information reflecting such Acquisition.

     “Eligible Assignee” means (a) a bank, financial institution, finance company or commercial lender referred to in Schedule I or II of the Bank Act (Canada), or in Schedule III of the Bank Act (Canada) that is not subject to the requirements and restrictions of Section 524(2) of such Act and that, with respect to Loans to the Company, is resident in Canada for the purposes of Part XII of the Income Tax Act (Canada) in respect of any amount paid to it under this Agreement; (b) a Bank signatory to this Agreement on the Closing Date or immediately before the date of any Assignment or Assumption; (c) an Affiliate of a Bank; (d) an Approved Fund; and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

     “Environmental Claims” means all claims, however asserted, against a Borrower, a Guarantor or Excluded Subsidiary by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property of the Borrower, the Guarantors or the Excluded Subsidiary, whether or not owned by the Borrowers, the Excluded Subsidiary or the Guarantors.

     “Environmental Laws” means all federal, state, provincial, local, and foreign statutes, laws, regulations, common law duties, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “Equivalent Amount” means, on any date, the amount of Canadian Dollars or US Dollars, as the case may be, which can be purchased with the specified amount of US Dollars or Canadian Dollars, as the case may be, at the applicable Exchange Rate on that date.

     “ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the US Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the US Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the US Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the US Borrower or any ERISA Affiliate.

     “Estimated Remediation Costs” means all costs associated with performing work to remedy contamination of (i) real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to “cap” or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality; and (ii) air or air emissions.

     “Event of Default” means any of the events or circumstances specified in Section 9.01.

     “Event of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

     “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

     “Exchange Rate” means on any date, for any conversion of Dollars into Canadian Dollars, or vice versa, the applicable spot buying rate of Canadian Dollars or Dollars, as the case may be, reported by the Bank of Canada at its daily official noon (Toronto time) spot rate of exchange on such date if it is a Business Day or on the immediately preceding Business Day if such day is not a Business Day.

     “Excluded Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity (an “Entity”) owned or controlled directly or indirectly by a Borrower or any Subsidiary wherein recourse to any obligations of the Entity are limited solely to the property of such Entity and not otherwise to the Borrower, any Subsidiary or any Collateral, notice of which is given to the Administrative Agent and the Banks pursuant to section 7.03(g). Subject to consent from the Administrative Agent and the Banks, and subject to notice being given to the Administrative Agent and the Banks pursuant to Section 7.03(h), a Borrower may convert an Excluded Subsidiary to a Subsidiary.

     “Extension Date” has the meaning specified in Section 2.08 of this Agreement.

     “Facility A” means a revolving credit facility made available to the US Borrower in an amount not exceeding $9,900,000 which includes a $5 million sublimit for L/Cs.

     “Facility B” means a Canadian Dollar revolving credit facility made available to the Company in Canadian Dollars in an amount not exceeding the Equivalent Amount of $100,000.

     “Facility C” means a revolving credit facility made available to the US Borrower in an amount not exceeding $20 million.

     “FDIC” means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of

1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Fee Letters” has the meaning specified in subsection 2.10(a).

     “FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     “Further Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

     “GAAP” means generally accepted accounting principles which are in effect from time to time in Canada, as published in the handbook of the Canadian Institute of Chartered Accountants.

     “Governmental Authority” means any nation or government, any provincial, state, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Guarantee” means each guarantee delivered by each Guarantor to the Administrative Agent for and on behalf of the Banks, guaranteeing the Obligations.

     “Guarantor” means each of the Company, the US Borrower, the companies listed on Schedule 1 hereto and such other Subsidiaries of the Borrower that delivers a Guarantee from time to time.

     “Guaranteed Obligation” has the meaning specified in the definition of “Contingent Obligation.”

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all guarantees of such Person in respect of any of the foregoing.

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

     “Indemnified Liabilities” has the meaning specified in Section 11.05.

     “Indemnified Person” has the meaning specified in Section 11.05.

     “Independent Auditor” has the meaning specified in subsection 7.01(a).

     “Initial Term” has the meaning specified in Section 2.08 of this Agreement.

     “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under the Canadian provincial or federal laws, or under US federal, state or foreign law.

     “Insolvent” means, when used in reference to any Borrower or Subsidiary, that such Person shall suffer, or there shall have occurred with respect to such Person, one or more of the following events:

(a)	such Person shall generally not pay its debts as they become due; or

(b)	such Person shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(c)	a receiver shall be appointed for such Person or any substantial part of its property; or

(d)	any proceeding shall be instituted by or against such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property, where any such proceeding has not been stayed or dismissed within 45 days of a receiver, trustee, custodian or other similar official being appointed for it or any substantial part of its property; or

(e)	such Person takes any corporate action to authorize any of the actions described in clauses (a) to (d).

     “Inter-Company Notes” means those notes or evidence of indebtedness issued by the Company, the US Borrower or any of their respective Subsidiaries in favour of the Company, the US Borrower or a Subsidiary as the case may be, as listed on Schedule 2 hereto.

     “Interest Coverage Ratio” means, at any date, the ratio of (a) EBITDA for the immediately preceding four quarters to (b) Consolidated Interest Expense for the immediately preceding four consecutive fiscal quarters for which the Banks and the Administrative Agent have received financial statements in compliance with Section 7.01.

     “Interest Payment Date” means, (a) as to any LIBO Rate Loan, the earlier of (i) 90 days from the Borrowing Date or previous Interest Payment Date, and (ii) the last day of each Interest Period applicable to such LIBO Rate Loan and, (b) as to any Base Rate Loan or Prime Rate Loan, the last Business Day of each calendar quarter and, in each case, on the Termination Date.

     “Interest Period” means, as to any LIBO Rate Loan, the LIBOR Period specified in a Notice of Borrowing or Notice of Conversion/Continuation, provided that:

(i)	if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Termination Date.

     “IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

     “Issue” means with respect to any L/C, to issue, to amend or to extend the expiry of, or to renew or increase the amount of, such L/C and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

     “Issuing Bank” means Bank of America, or any other US Bank that may agree to become an Issuing Bank hereunder, in its capacity as issuer of one or more L/Cs denominated in US$, or any other Bank from time to time that may be a party to this Agreement and agrees to be an Issuing Bank.

     “L/C” or “Letter of Credit” means a commercial letter of credit or stand-by letter of credit in a form satisfactory to an Issuing Bank issued by an Issuing Bank at the request of the US Borrower in favour of a third party to secure the payment or performance of an obligation of the US Borrower to the third party, and shall include any outstanding L/C Issued pursuant to the Original Credit Agreement, as amended or amended and restated from time to time.

     “L/C Advance” means each Bank’s Pro Rata Share in any L/C Loan.

     “L/C Amendment Application” means an application form for amendment or renewal of outstanding stand-by or documentary letters of credit and shall at any time be in use by an Issuing Bank as such Issuing Bank shall request.

     “L/C Application” means an application form for issuance of Letters of Credit as shall at any time be in use by an Issuing Bank, as such Issuing Bank shall request.

     “L/C Fee” means the Applicable Margin payable in accordance with Section 3.09 and calculated based on the face amount of each L/C issued by the applicable Issuing Bank.

     “L/C Issuance Fee” means an issuance fee in the amount of .125% per annum payable to an Issuing Bank upon the Issuance or renewal of each L/C calculated based on the face amount of each L/C issued by such Issuing Bank.

     “L/C Loan” means an extension of credit resulting from a Borrowing under any L/C which shall not have been reimbursed on the date when made or converted into another Borrowing.

     “L/C Obligations” means at any time the sum of (a) the aggregate undrawn amount of all L/Cs then outstanding plus (b) the amount of all unreimbursed drawings under all L/Cs, including all outstanding L/C Loans.

     “L/C Sublimit” means an amount equal to $5 million. The L/C sublimit is part of Facility A.

     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

     “Lending Office” means, as to any Bank, the office or offices of such Bank specified as its “Lending Office” or “Domestic Lending Office” as the case may be, on Schedule 11.02, or such other office or offices as the Bank may from time to time notify the Company, the US Borrower, Canadian Payment Agent and the Administrative Agent.

     “Leverage Ratio” means at any date, the ratio of (a) Consolidated Funded Debt to (b) the sum of EBITDA for the immediately preceding four consecutive full fiscal quarters then ending and for which the Banks and the Administrative Agent have received financial statements in compliance with Section 7.01.

     “LIBO Rate” means, for any LIBOR Period the sum of:

(a)	either

(i)	the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Period, or

(ii)	if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association

Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Period, or

(iii)	if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such LIBOR Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such LIBOR Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such LIBOR Period; and

(b)	the Applicable Margin.

     “LIBO Rate Loan” means an advance in US Dollars bearing interest based on the LIBO Rate.

     “LIBOR Period” means the 1, 2, 3 or 6 month period selected by a Borrower for a LIBO Rate Loan.

     “Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or other arrangement of any kind or nature whatsoever in respect of any property that in substance secures payment or performance of any obligation (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the PPSA or UCC or any comparable law) but not including the interest of a lessor under an operating lease.

     “Loan” means an extension of credit by a Bank to a Borrower under Article II or III, and may be a Base Rate Loan, Prime Rate Loan, LIBO Rate Loan, L/C Loan or Issuance of L/Cs (each, a “Type” of Loan).

     “Loan Documents” means this Agreement, the Collateral Documents, the Fee Letters, and all other documents delivered to the Administrative Agent or any Bank in connection with the transactions contemplated by this Agreement.

     “Majority Banks” means at any time Banks then holding at least 70% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, at least two Banks then having at least 70% of the Commitments.

     “Margin Stock” means “margin stock” as such term is defined in Regulation G, T, U or X of the FRB.

     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company and the Subsidiaries taken as a whole to perform under the Loan Documents, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents.

     “Material Documents” means this Agreement and the Collateral Documents.

     “Mortgage” means any deed of trust, mortgage, leasehold mortgage, assignment of rents or other document creating a Lien on real property or any interest in real property.

     “Mortgaged Property” means all property of the Borrower or of the Guarantors which is subject to a Lien pursuant to a Mortgage.

     “Multi-employer Plan” means a “multi-employer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the US Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     “Net Income” shall mean for any period, the net income (or loss) of the Company on a consolidated basis (excluding any calculation or allowance for Excluded Subsidiaries) for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any entity accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or on which its assets are required by the Company or any Subsidiary, (ii) the net income (loss) of any Person which is not a Subsidiary except to the extent of the amount of cash dividends or distributions paid to the Company or to a Subsidiary; and (iii) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Subsidiary.

     “Net Proceeds” means after any Disposition, proceeds in cash, cheques or other cash equivalent financial instruments as and when received by either Borrower or a Subsidiary, net of:

(a)	the direct costs relating to such Disposition, excluding amounts payable to a Borrower or any Affiliate of such Borrower;

(b)	any income, sale, use or other transaction, taxes paid or payable by the Borrower or Subsidiary as a direct result thereof.

     “Net Worth” means shareholders’ equity as determined in accordance with GAAP.

     “Notice of Borrowing” means a notice in substantially the form of Exhibit A.

     “Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit A.

     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Company and/or the US Borrower arising under any Loan Document with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any the Company and/or the US Borrower or any Affiliate thereof of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-Canadian jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “OSC” means the Ontario Securities Commission, or any Governmental Authority succeeding to any of its prescribed functions.

     “Other Taxes” means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

     “Participant” has the meaning specified in subsection 11.08(c).

     “PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

     “PPSA” means the Personal Property Security Act (Ontario).

     “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the US Borrower sponsors, maintains, or to which it makes, is making,

or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

     “Permitted Liens” has the meaning specified in Section 8.01.

     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the US Borrower or a Subsidiary sponsors or maintains or to which the US Borrower or a Subsidiary makes, is making, or is obligated to make contributions and includes any Pension Plan.

     “Pledge Agreements” means collectively (a) the agreement between the Administrative Agent on behalf of the Banks and the Company pledging all of the shares of its directly-owned Subsidiaries, including the US Borrower; (b) the agreements between the Administrative Agent on behalf of the Banks and Guarantors (x) pledging all of the shares of such Guarantors’ directly owned US Subsidiaries and (y) pledging 65% of the shares of such Guarantors’ directly owned non-US Subsidiaries, all as may be amended, supplemented or otherwise modified from time to time.

     “Pledged Collateral” has the meaning specified in the relevant Pledge Agreement.

     “Prime Rate” means, on any day, the greater of: (a) the annual rate of interest expressed as a percentage per annum announced by the Canadian Reference Bank on that day as its reference rate for commercial loans made by it in Canada in Canadian Dollars; and (b) the average rate for 30-day Canadian Dollar Banker’s Acceptances that appear on the Reuter Screen CDOR Page at 10:00 a.m. Toronto time on that day, plus 3/4% per annum.

     “Prime Rate Loan” means a Loan in Canadian Dollars bearing interest at Prime Rate plus the Applicable Margin.

     “Pro Rata Share” means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank’s Commitment divided by the combined Commitments of all Banks.

     “Redeemable Preferred Shares” means any capital stock of the Company or a Subsidiary which is redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness at the option of the holder of such capital stock, whether or not it pays dividends at a specified or non-specified rate, and whether or not such capital stock has preference over common stock in any respect.

     “Reference Bank” means Bank of America.

     “Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     “Requirement of Law” means, as to any Person, any Laws applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     “Responsible Officer” means the chief executive officer or the president of the Company, the US Borrower or the Guarantors, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company or the US Borrower, as applicable, or any other officer having substantially the same authority and responsibility.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     “Security Agreements” means, collectively, the general security agreements executed by each of the Borrowers and each Guarantor in favour of the Administrative Agent, for and on behalf of the Banks, granting such Agent a security interest over the Collateral specified therein.

     “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof, except that “Subsidiary” shall not include an Excluded Subsidiary. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

     “Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a lending office or imposed by reason of the Bank being connected with Canada or the United States or any other relevant jurisdiction otherwise than merely by lending money under this Agreement.

     “Termination Date” has the meaning specified in Section 2.07 of this Agreement.

     “Total Commitment” means, collectively, the Total Canadian Commitment and the Total US Commitment.

     “Total Canadian Commitment” means the sum of the Commitments as available to the Company from time to time.

     “Total US Commitment” means the sum of the Commitments as available to the US Borrower from time to time.

     “Type” has the meaning specified in the definition of “Loan.”

     “UCC” means the Uniform Commercial Code as in effect in the State of New York.

     “US Banks” means those Banks other than the Canadian Banks.

     “US Borrower” means Zemex U.S. Corporation.

     “US Loan” means a Loan hereunder in Dollars by the US Borrower from the US Banks, including those loans referenced in Section 2.01(b).

     “Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     “United States” and “US” each means the United States of America.

     “Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both, but shall not include Excluded Subsidiaries.

1.02   Other Interpretive Provisions.

(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)	The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)	(i)	The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

	(ii)	The term “including” is not limiting and means “including without limitation”.

	(iii)	In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

	(iv)	The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible.

(d)	Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)	The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)	This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(g)	This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Administrative Agent merely because of the Administrative Agent’s or Banks’ involvement in their preparation.

1.03   Accounting Terms.

(a)	All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement or used in the calculation of financial ratios and other financial calculations shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Company’s audited consolidated financial statements at December 31, 2001, except as otherwise specifically prescribed herein.

(b)	If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Majority Banks shall so request, the Administrative Agent, the Banks and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04   Amendment and Restatement.

     This Agreement is and shall for all purposes be deemed to be an amendment and restatement of the provisions of the Original Credit Agreement. This Agreement shall supersede the Original Credit Agreement insofar as it constitutes the entire agreement between the parties concerning the subject matter of this Agreement, but does not constitute a novation of the Original Credit Agreement. All Loans pursuant to the Original Credit Agreement shall be deemed to be Loans under this Agreement, and all Obligations (as defined in the Original Credit Agreement) shall be deemed to be Obligations under this Agreement.

     Without in any way limiting the terms of the Original Credit Agreement or the other Loan Documents, the Borrowers and Guarantors confirm that the existing Collateral Documents (other than the Guarantee of Suzorite Mica Products Inc. dated May 21, 1999 in respect of the obligations of the US Borrower which has been terminated and the Guarantee of Suzorite Mica Products Inc. dated May 21, 1999 in respect of the obligations of the Company secures only the Obligations of the Company under this Agreement) shall continue to secure all of the Obligations, including but not limited to those arising as a result of this Agreement. In particular, but without limitation, the parties agree that (a) in guarantees they have delivered in favour of the Agents for the benefit of the Banks, any references to the “Credit Agreement” shall be interpreted as referring to this Agreement as further amended, modified, supplemented, restated and replaced from time to time and (b) such guarantees remain in full force and effect, and are ratified and confirmed (other than the Guarantee of Suzorite Mica Products Inc. dated May 21, 1999 in respect of the obligations of the US Borrower which has been terminated and the Guarantee of Suzorite Mica Products Inc. dated May 21, 1999 in respect of the obligations of the Company secures only the Obligations of the Company under this Agreement).

ARTICLE II
THE CREDIT

2.01   Amounts and Terms of Commitments.

(a)	Each Canadian Bank severally agrees, on the terms and conditions set forth herein, to make Prime Rate Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the Equivalent Amount in Cdn.$ of the amount set forth on Schedule 2.01 next to its name (such amount as the same may be reduced under Section 2.06 or as a result of one or more assignments under Section 11.08, a Canadian Bank’s “Commitment”). Within the limits of each Canadian Bank’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(a), prepay under Section 2.06, prepay under Section 2.16, and reborrow under this Section 2.01(a), provided that no borrowing or reborrowing may be made after the end of the Initial Term or, if the Initial Term is extended in accordance with Section 2.08, the applicable Extension Date

(b)	Each US Bank severally agrees, on the terms and conditions set forth herein, to make Base Rate Loans, LIBO Rate Loans and L/C Advances to the US Borrower from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule 2.01 next to its name (such amount as the same may be reduced under Section 2.06 or as a result of one or more assignments under Section 11.08, a US Bank’s “Commitment”). Within the limits of each US Bank’s Commitment, and subject to the other terms and conditions hereof, the US Borrower may borrow under this Section 2.01(b), prepay under Section 2.06, prepay under Section 2.16, and reborrow under this Section 2.01(b) or convert or continue such Loans under section 2.05, provided that no borrowing, reborrowing, conversion or continuation of Loans may be made after the end of the Initial Term or, if the Initial Term is extended in accordance with Section 2.08, the applicable Extension Date.

(c)	The Canadian Banks shall make Canadian Loans to the Company and the US Banks shall make US Loans to the US Borrower.

2.02   Loan Accounts.

The Loans made by each Bank and the L/Cs issued by an Issuing Bank shall be evidenced by one or more loan accounts or records maintained by the applicable Agent and such Bank, or Issuing Bank, as the case may be in the ordinary course of business. The loan accounts or records maintained by the applicable Agent, the Issuing Bank and each Bank shall be of the amount of the Loans made by the Banks to the applicable Borrower and the interest and payments thereon. In the event of any conflict, the loan accounts of the applicable Agent shall govern. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company or the US Borrower hereunder to pay any amount owing with respect to the Loans or any L/C.

2.03   Procedure for Borrowing by Company.

(a)	Each Canadian Loan to the Company shall be made upon the Company’s irrevocable written notice delivered to the Canadian Payment Agent (with a copy to the Administrative Agent) in the form of a Notice of Borrowing (which notice must be received by the Canadian Payment Agent prior to 11:00 a.m. (Toronto time) two Business Days prior to the requested Borrowing Date specifying:

(A)	the amount of the Canadian Loan, which shall be in an aggregate minimum amount of Cdn.$25,000 or multiples of Cdn.$25,000 in excess thereof.

(B)	the requested Borrowing Date, which shall be a Business Day; and

(C)	the Borrowing is to be made from Facility B.

(b)	The Canadian Payment Agent will promptly notify each Canadian Bank of its receipt of any Notice of Borrowing and of the amount of such Bank’s Pro Rata Share of that Borrowing.

(c)	Each Canadian Bank will make the amount of its Pro Rata Share of each Canadian Loan available to the Canadian Payment Agent for the account of the Company at the Canadian Payment Agent’s Payment Office by 11:00 a.m. (Toronto time) on the Borrowing Date requested by the Company in funds immediately available to the Canadian Payment Agent. The proceeds of all such Loans will then be made available to the Company by the Canadian Payment Agent at such office by crediting the account of the Company on the books of Bank of America, N.A. acting through its Canadian branch with the aggregate of the amounts made available to the Canadian Payment Agent by the Banks and in like funds as received by the Canadian Payment Agent.

2.04   Procedure for Borrowing by US Borrower.

(a)	Each US Loan to the US Borrower (other than an L/C Loan) shall be made upon the US Borrower’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 11:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBO Rate Loans; (ii) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying:

(A)	the amount of the US Loan, which shall be in an aggregate minimum amount of (i) in the case of LIBO Rate Loans, $1,000,000 or any multiple of $250,000 in excess thereof and (ii) in the case of Base Rate Loans, $200,000 or any multiple of $50,000 in excess thereof;

(B)	the requested Borrowing Date, which shall be a Business Day;

(C)	the Type of Loans comprising the US Loan;

(D)	whether the Borrowing is to be made from Facility A or Facility C; and

(E)	the duration of the LIBOR Period applicable to such LIBO Rate Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the LIBOR Period, such LIBOR Period shall be one month.

(b)	The Administrative Agent will promptly notify each US Bank of its receipt of any Notice of Borrowing and of the amount of such US Bank’s Pro Rata Share of that US Loan.

(c)	Each US Bank will make the amount of its Pro Rata Share of each US Loan available to the Administrative Agent for the account of the US Borrower at the Administrative Agent’s Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the US Borrower in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the US Borrower by the Administrative Agent at such office by crediting the account of the US Borrower on the books of Bank of America with the aggregate of the amounts made available to the Administrative Agent by the US Banks and in like funds as received by the Administrative Agent.

(d)	After giving effect to any US Loan, unless the Administrative Agent shall otherwise consent, there may not be more than six different LIBOR Periods in effect in aggregate between Facility A and Facility C.

2.05   Conversion and Continuation Elections.

(a)	The US Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.05(b):

(i)	elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of LIBO Rate Loans, to convert any such US Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $250,000 in excess thereof) into US Loans of any other Type; or

(ii)	elect, as of the last day of the applicable Interest Period, to continue any US Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $250,000 in excess thereof);

provided, that if at any time the aggregate amount of LIBO Rate Loans in respect of any US Loan is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBO Rate Loans shall automatically convert into Base Rate Loans.

(b)	The US Borrower shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 11:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the US Loans are to be converted into or continued as LIBO Rate Loans; (ii) one Business Day in advance of the Conversion/Continuation Date, if the US Loans are to be converted into Base Rate Loans, specifying:

(A)	the proposed Conversion/Continuation Date;

(B)	the aggregate amount of US Loans to be converted or continued;

(C)	the Type of US Loans resulting from the proposed conversion or continuation; and

(D)	the duration of the requested LIBOR Period. If the Notice of Conversion/ Continuation fails to specify the duration of the LIBOR Period, such LIBOR Period shall be one month.

(c)	If upon the expiration of any Interest Period applicable to LIBO Rate Loans, the US Borrower has failed to select timely a new LIBOR Period to be applicable to such LIBO Rate Loans, or if any Default or Event of Default then exists, the US Borrower shall be deemed to have elected to convert such LIBO Rate Loans into Base Rate Loans effective as of the expiration date of such LIBOR Period.

(d)	The Administrative Agent will promptly notify each US Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the US Borrower, the Administrative Agent will promptly notify each US Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the US Loans held by each US Bank with respect to which the notice was given.

(e)	Unless the Majority Banks otherwise consent, during the existence of a Default or Event of Default, the US Borrower may not elect to have a US Loan converted into or continued as a LIBO Rate Loan.

(f)	After giving effect to any conversion or continuation of US Loans, unless the Administrative Agent shall otherwise consent, there may not be more than six different Interest Periods in effect in aggregate between Facility A and Facility C.

2.06   Optional Prepayments.

(a)	Subject to Section 4.04, the Company may, at any time or from time to time, without penalty, upon not less than one Business Days’ irrevocable notice to the Canadian Payment Agent, ratably prepay Canadian Loans in whole or in part, in minimum amounts of Cdn. $25,000 (or the Equivalent Amount). The Canadian Payment Agent will promptly notify each Canadian Bank of its receipt of any such notice, and of such Bank’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

(b)	Subject to Section 4.04, the US Borrower may, at any time or from time to time, without penalty, upon not less than (i) one Business Day’s irrevocable notice to the Administrative Agent in the case of Base Rate Loans and (ii) three Business Days irrevocable notice to the Administrative Agent in the case of LIBO Rate Loans, ratably prepay US Loans in whole or in part, in minimum amounts of $200,000 or any multiple of $100,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each US Bank of its receipt of any such notice, and of such Bank’s Pro Rata Share of such prepayment. If such notice is given by the US Borrower, the US Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04.

2.07   Repayment and Termination Date.

     The Company shall repay to the Canadian Banks the aggregate principal amount of Canadian Loans outstanding, and the US Borrower shall repay to the US Banks the aggregate amount of US Loans outstanding, on the day which is the earlier of (the “Termination Date”):

A.	in the case of Loans made from Facility A or B,

(a)	the date on which the Commitments terminate in accordance with the provisions of this Agreement; and

(b)	the date which is the later of:

(i)	364 days from the date of this Agreement (the “Initial Term”); and

(ii)	the Extension Date.

B.	in the case of Loans made from Facility C,

(a)	the date on which the Commitments terminate in accordance with the provisions of this Agreement; and

(b)	the second anniversary date of this Agreement, i.e. August 15, 2004.

2.08   Extension Date.

     “Extension Date” shall mean the date to which the Facility A and Facility B is extended with the unanimous consent of the Banks, any such extensions to be made only for 364 days at a time. The Company may annually request an extension of the expiry of the Facility A and Facility B for an additional 364 days period by delivering a request to the Administrative Agent for extension no later than 90 days prior to the expiry of the Initial Term or any subsequent extended term. The Administrative Agent shall notify the Company no later than 30 days following the receipt of a request for extension as to whether or not the extension has been granted.

2.09   Interest.

(a)	Each Loan (other than a Letter of Credit) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at the rate per annum applicable thereto.

(b)	Interest on each Prime Rate Loan, Base Rate Loan and LIBO Rate Loan shall be paid in arrears on each Interest Payment Date. Failure to pay interest on the last day of a LIBOR Period shall be subject to the provisions of Section 4.04. Interest shall also be paid on the date of any prepayment of Loans, including any payment under Section 2.06 and Section 2.16, for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the applicable Agent at the request or with the consent of the Majority Banks.

(c)	Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the applicable Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 3% per annum to the interest rate then in effect for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any LIBO Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 3% plus the Applicable Margin.

(d)	Anything herein to the contrary notwithstanding, the obligations of each Borrower to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the applicable Borrower shall pay such Bank interest at the highest rate permitted by applicable law.

2.10   Fees.

(a)	Arrangement, Agency Fees. The Borrowers shall pay such fees, which shall include arrangement and agency fees, to the Administrative Agent, the Canadian Payment Agent and/or the Banks as required by separate letter agreements (“Fee Letters”). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrowers have paid all such fees outstanding pursuant to the fees letters dated on or before May 31, 2002.

(b)	Facility Fees. The US Borrower shall pay on its own behalf and on behalf of the Company (in respect of the Total Canadian Commitment) to the Administrative Agent for the account of each applicable Bank a facility fee of 0.375% per annum of the actual daily amount of the Total Commitment, regardless of usage. Such facility fee shall accrue from the Closing Date to the Termination Date (and thereafter so long as any Loan is outstanding) and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on the last Business Day of the quarter in which the Closing Date occurs and through the Termination Date (and, if applicable, thereafter on demand).

2.11   Computation of Fees and Interest.

(a)	All computations of interest for Prime Rate Loans and Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)	Each determination of an interest rate by the Administrative Agent or Canadian Payment Agent shall be conclusive and binding on the Borrowers and the Banks in the absence of manifest error. The applicable Agent will, at the request of a Borrower or any Bank, deliver to such Borrower or the Bank, as the case may be, a statement showing the quotations used by such Agent in determining any interest rate and the resulting interest rate.

(c)	Each rate of interest which is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period.

2.12   Payments by a Borrower.

(a)	All payments to be made by a Borrower shall be made without set off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Canadian Payment Agent and all payments by the US Borrower shall be made to the Administrative Agent for the account of the applicable Banks at the applicable Agent’s Payment Office, and shall be made in Cdn. Dollars or Dollars, as applicable, and in immediately available funds, no later than 11:00 a.m. Toronto time on the date specified herein for payments to the Canadian Payment Agent, and no later than 11:00 a.m. San Francisco time for payments to the Administrative Agent. The applicable Agent will promptly distribute to each applicable Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the applicable Agent later than the times specified above shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)	Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)	Unless the Administrative Agent or Canadian Payment Agent, as the case may be, receives notice from the applicable Borrower one Business Day prior to the date on which any payment is due to the Banks that the applicable Borrower will not make such payment in full as and when required, the Administrative Agent or Canadian Payment Agent, as applicable, may assume that the applicable Borrower has made such payment in full to the said Agent on such date in immediately available funds and the said Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the applicable Borrower has not made such payment in full to the said Agent, each Bank shall repay to the said Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

2.13   Payments by the Banks to the Administrative Agent.

(a)	Unless the Administrative Agent or the Canadian Payment Agent, as applicable, receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prompt notice that such Bank will not make available as and when required hereunder to the applicable Agent for the account of the applicable Borrower the amount of that Bank’s Pro Rata Share of the Borrowing, such Agent may assume that each Bank has made such amount available to the applicable Agent in immediately available funds on the Borrowing Date and such Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the applicable Agent in immediately available funds and the applicable Agent in such circumstances has made available to the applicable Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to such Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the applicable Agent submitted to any Bank with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made by the Administrative Agent, such payment to the applicable Agent shall constitute such Bank’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the applicable Agent on the Business Day following the Borrowing Date, the applicable Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Administrative Agent, the applicable Borrower shall pay such amount to the applicable Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)	The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

2.14   Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Administrative Agent or the Canadian Payment Agent, as applicable, of such fact, and (b) purchase from the other Canadian Banks, in the case of Canadian Loans and US Banks, in the case of US Loans, such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s Pro Rata Share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation. The applicable Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

2.15   Security and Guarantee.

(a)	All obligations of each Borrower and the Guarantors under this Agreement and all other Loan Documents shall be secured in accordance with the Collateral Documents.

(b)	All obligations of each Borrower under this Agreement, and all other Loan Documents shall be unconditionally guaranteed by each Guarantor pursuant to the Guarantees, except that Suzorite Mica Products Inc. and any other non-US Subsidiary of the US Borrower will guarantee the obligations of the Company under this Agreement only.

2.16   Mandatory Prepayment.

(a)	If the Company or the US Borrower or any Subsidiary shall at any time or from time to time propose to make a Disposition other than a Disposition under Section 8.02(a) to (c), then

(i)	the Company or the US Borrower, as the case may be, shall promptly notify the Administrative Agent or the Canadian Payment Agent, as applicable, of such proposed Disposition (including the amount of Estimated Net Proceeds to be received by the Company, US Borrower or Subsidiary in respect thereof); and

(ii)	promptly upon receipt by the Company, US Borrower or Subsidiary of the Net Proceeds of such Disposition, the Company or the US Borrower, as the case may be, shall repay loans (excluding LC Loans) in an aggregate amount equal to 100% of the amount of such Net Proceeds. In no event shall the date for the payment of the Net Proceeds by the Company or the US Borrower to the applicable agent (the “Net Proceeds Payment Date”) be later than two business days following receipt by the Company, US Borrower or Subsidiary, as the case may be, of the Net Proceeds of such Disposition. At least two business days prior to the Net Proceeds Payment Date, the Company or the US Borrower, as the case may be, shall provide the applicable Agent with an irrevocable notice of prepayment, identifying the Net Proceeds Payment Date and a detailed calculation of Net Proceeds from the subject Disposition. Once such notice is given by the Company or the US Borrower, the Company or the US Borrower, as the case may be, shall make such prepayment on the Net Proceeds Payment Date, together with accrued interest to date on the amount prepaid.

(b)	The Company or the US Borrower, as the case may be, shall also pay to the Banks any amounts payable pursuant to Section 4.04 as a result of prepayment pursuant to this Section 2.16.

(c)	Upon receipt by an Agent or Agents of a Notice of Prepayment pursuant to Section 2.16(a) above, the applicable Agent shall calculate the total outstanding amount of each Canadian Loan, US Loans (excluding LC Loans). The total amount of such Canadian Loans and US Loans are called the “Revolving Loans”. The Administrative Agent shall apply the Net Proceeds from a Disposition rateably among the Revolving Loans. Specifically, application of the Net Proceeds shall be determined or calculated in proportion to which the Revolving Loans each bear to the total amount of all Loans outstanding (excluding LC Loans). Disbursement of payments by the applicable Agent to each applicable Bank shall be made on the Net Proceeds Payment Date (or otherwise in accordance with Section 2.12) in amounts equal to each Bank’s Pro Rata Share, but applied in the following priorities: In the case of Revolving Loans FIRST to Prime Loans and Base Rate Loans and SECOND to LIBO Rate Loans.

2.17   Risk Participations in Canadian Loans.

(a)	Each Canadian Risk Participant agrees that it shall at all times have a participation in, and acknowledges that it is irrevocably and unconditionally obligated, upon receipt of notice from the Canadian Payment Agent that the Canadian Payment Agent has received a Canadian Risk Participation Funding Notice, to fund (or to cause an Affiliate to fund) its participation in, each outstanding Canadian Loan in an amount equal to its Canadian Loan Percentage Share of the amount of such Canadian Loan.

(b)	The Canadian Payment Agent shall promptly notify each Canadian Bank and each Canadian Risk Participant of its receipt of a Canadian Risk Participation Funding Notice. Promptly upon receipt of such Notice, each Canadian Risk Participant shall (or shall cause an Affiliate to) make available to the Canadian Payment Agent for the account of the Canadian Banks an amount in Cdn. Dollars (or Equivalent Amount) equal to its

Canadian Loan Percentage Share of all outstanding Canadian Loans. If any Canadian Risk Participant fails to make available to the Canadian Payment Agent for the account of the Canadian Banks the full amount of such Canadian Risk Participant’s participation in all Canadian Loans by no later than 2:00 p.m. (Toronto time) on the date of its receipt of such notice from the Canadian Payment Agent (or on the Business Day following such receipt of such Notice if such Notice is received after 10:00 a.m. (Toronto time) on any Business Day), then interest shall accrue on such Canadian Risk Participant’s obligation to fund such participation, from the date such obligation became due to the date such Canadian Risk Participant pays such obligation in full, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Canadian Payment Agent shall promptly distribute to each Canadian Bank an amount equal to its pro rata share of the amount received from any Canadian Risk Participant to fund its participation in the Canadian Loans of such Canadian Bank, in the same funds as those received by the Canadian Payment Agent, based on such Canadian Bank’s Commitment divided by the Total Canadian Commitments.

(c)	From and after the date on which the Canadian Payment Agent has received a Canadian Risk Participation Funding Notice, all funds received by the Canadian Payment Agent in payment of the Canadian Loans, interest thereon and other amounts payable thereon, shall be distributed by the Canadian Payment Agent, in the same funds as those received by the Canadian Payment Agent, to all Canadian Risk Participants in accordance with their Canadian Loan Percentage Shares (giving effect to the funding of participations pursuant to this Section 2.17), except that the Canadian Loan Percentage Share of such funds of any Canadian Risk Participant that has not funded its participations as provided herein shall be distributed rateably to the Canadian Banks.

(d)	If the Canadian Payment Agent or any Canadian Bank is required at any time to return to the Company, or to any trustee, receiver, liquidator or custodian, or any official in any insolvency proceeding, any portion of any payment made by the Company in respect of any Canadian Loan or interest or fee thereon, each Canadian Risk Participant shall, on the demand of the Canadian Payment Agent, forthwith return to the Canadian Payment Agent for the account of the applicable Canadian Bank the amount of its Canadian Loan Percentage Share of the amounts so returned to the Canadian Payment Agent or Canadian Bank plus interest thereon from the date such demand is made to the date such amount is returned by the Canadian Risk Participant to the Canadian Payment Agent, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

ARTICLE III
THE LETTERS OF CREDIT

3.01   Letters of Credit.

(a)	On the terms and conditions set forth herein (i) an Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the day which is five days prior to the Termination Date to issue Letters of Credit for the account of the US Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(b) and (c), and (B) to honour drafts under the Letters of Credit; and (ii) the US Banks severally agree to participate in Letters of Credit issued for the account of the US Borrower; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the L/C Obligations plus the Equivalent Amount of all Loans (excluding the issuance of such L/Cs) exceeds the combined Commitments, or, (2) the participation of any Bank in all L/C Obligations plus the Equivalent Amount of all outstanding Loans exceeds such Bank’s Commitment or, (3) the L/C Obligation would exceed the L/C Sublimit. Within the foregoing limits, and subject to the other terms and conditions hereof, the US Borrower’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the US Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed. All Letters of Credits issued and outstanding as at the date of this Agreement shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to, and governed by the terms and conditions hereof.

(b)	An Issuing Bank shall be under no obligation to Issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(B) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Majority Banks have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Termination Date, unless all the Banks have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or

(E) such Letter of Credit is in an initial amount less than $100,000, or is to be used for a purpose other than that which is customary for the business carried on by the US Borrower, or denominated in a currency other than Dollars.

(c)	An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

3.02   Issuance and Amendment of Letters of Credit.

(a)	Each Letter of Credit shall be issued or amended as the case may be, upon the irrevocable written request of the US Borrower received by the Issuing Bank (with a copy to the Administrative Agent) in the form of an L/C Application (or L/C Amendment Application, as applicable) appropriately completed and signed by a Responsible officer of the US Borrower. Such L/C Application or L/C Amendment Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. (San Francisco time) at least three Business Days (or such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed Issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the Issuing Bank (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as an Issuing Bank may require. In the case of a requested amendment of any outstanding Letter of Credit, such L/C Amendment Application shall specify in form and detail satisfactory to the Issuing Bank: (viii) the Letter of Credit to be amended; (ix) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (x) the nature of the proposed amendment; and (xi) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement.

(b)	Promptly after receipt of any L/C Application or L/C Amendment Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application or L/C Amendment Application from the US Borrower and, if not, the Issuing Bank shall provide a copy to the Administrative Agent. Upon receipt by the Issuing Bank or confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the US Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Pro Rata share times the amount of such Letter of Credit.

(c)	Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the US Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

3.03   Funding of Participations, Drawings and Reimbursements.

(a)	Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank will promptly notify the US Borrower and the Administrative Agent. The US Borrower shall reimburse the Issuing Bank through the Administrative Agent (by an L/C Loan or otherwise) prior to 11:00 a.m. (San Francisco time) on each date that any amount is paid by the Issuing Bank under any such Letter of Credit (each such date, an “Honour Date”), in an amount equal to the amount such drawing. In the event that the US Borrower fails to so reimburse the Administrative Agent for the full amount of such drawing the Administrative Agent will promptly notify each Bank of the Honour Date, the amount of unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Pro Rata Share thereof. In such event, the US Borrower shall be deemed to have requested that Base Rate Loans in an aggregate amount equal to the Unreimbursed Amount made by the Banks to be disbursed on the Honour Date, without regard to the minimum and multiples specified in Section 2.04 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions in Section 5.02 (other than delivery of Notice or Borrowing). Any notice given by the Administrative Agent or the Issuing Bank pursuant to this Section 3.03(a) may be by telephone if immediately confirmed in writing (including by facsimile); provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)	Each Bank (including the Bank acting as Issuing Bank) shall upon any notice pursuant to Section 3.03(a) make available to the Administrative Agent for the account of the Issuing Bank an amount in immediately available funds equal to its Pro Rata Share of the Unreimbursed Amount, not later than 1:00 p.m. (San Francisco time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provision of 3.03(c), each Bank that so makes funds available shall be deemed to have made a Base Rate Loan to the US Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

(c)	With respect to any Unreimbursed Amount that is not fully refinanced by Base Rate Loans because the conditions in Section 5.02 cannot be satisfied or for any other reason,

the US Borrower shall be deemed to have incurred from the Issuing Bank an L/C Loan in the amount of the Unreimbursed Amount that is not refinanced, which L/C Loan shall be due and payable on demand (together with interest) and shall bear interest at the Base Rate plus 3%. In such event, each Bank’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 3.03(b) shall be deemed payment in respect of its participation in such L/C Loan and shall constitute an L/C Advance from such Bank in satisfaction of participation obligations under Article III hereof.

(d)	Each Bank’s obligation in accordance with this Agreement to make the Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defence or other right which such Bank may have against the Issuing Bank, the US Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other occurrence, circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligations to make Loans pursuant to this Section 3.03 are subject to the conditions in Section 5.02 (other than delivery of a Notice of Borrowing by the US Borrower). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the US Borrower to reimburse to Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(e)	If any Bank fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to this Section 3.03 by the time specified in Section 3.03(b), the Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of an Issuing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this Section 3.03(e) shall be conclusive absent manifest error.

3.04   Repayment of Participations.

(a)	At any time after the Issuing Bank has made payment under a Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with 3.03, upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the US Borrower in respect of the related Unreimbursed Amount or interest thereon (whether directly from the US Borrower or otherwise, including proceeds of Cash Collateral) the Administrative Agent will distribute to each Bank in the same funds as those received by the Administrative Agent, the amount of such Bank’s Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay.

(b)	If the Administrative Agent or the Issuing Bank is required at any time to return to the Company or the US Borrower or any Guarantors, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company or US Borrower or Guarantors to the Issuing Bank pursuant to Section 3.04(a) in reimbursement of a payment made under a Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Bank, the amount of its Pro Rata Share of any amounts so returned by Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05   Obligations Absolute. The obligations of the US Borrower under this Agreement and any L/C-related document to reimburse the Administrative Agent for the account of an Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Loan and any drawing under a Letter of Credit converted into Base Rate Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-related document under all circumstances, including the following:

(a)	any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(b)	the existence of any claim, counterclaim, set-off, defense or other right that the US Borrower or any Guarantor may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom such beneficiary or any such transferee may acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transactions;

(c)	any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)	any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any person purporting to a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representatives of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any Insolvency Proceeding; or

(e)	any circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the US Borrower or any Guarantor.

The US Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non compliance with the US Borrower’s instructions or other irregularity, the US Borrower will immediately notify the Issuing Bank. The US Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

3.06   Cash Collateral Pledge. Upon the request of the Administrative Agent, (i) if an Issuing Bank has honoured any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance, or (ii) if, as of the Termination Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the US Borrower shall immediately Cash Collateralize the then outstanding amount of all L/C Obligations (in an amount equal to such outstanding amount determined as of the date of such L/C Advance or the Termination Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term have corresponding meanings. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

3.07   Role of Issuing Bank.

Each Bank and the US Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, any Agent-Related Person nor any of their respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Majority Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or wilful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application or L/C Amendment Application. The US Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter Credit; provided, however, that this assumption is not intended to, and shall not, preclude the US Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law under any other agreement. None of the Issuing Bank, any Agent-Related Person, nor any of their respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in Section 3.05; provided, however, that anything in such clauses to the contrary notwithstanding, the US Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the US Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the US Borrower which the US Borrower proves were caused by the Issuing Bank’s wilful misconduct or gross negligence or the Issuing Bank’s wilful failure to pay under any Letter of Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.08   Applicability of ISP98 and UCP.

Unless otherwise expressly agreed by the Issuing Bank and the US Borrower when a Letter of Credit is issued (including any agreement applicable to an existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of Issuance) shall apply to each Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of Issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Letter of Credit.

3.09   Letter of Credit Fees.

The US Borrower shall pay to the Administrative Agent for the account of each Bank in accordance with its Pro Rata Share the L/C Fee for each Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is in effect under such Letter of Credit). The L/C Fee shall be computed on a quarterly basis in arrears. The L/C Fee shall be due and payable on the first Business Day at the end of each quarter, commencing with the last date of the first quarter in which the Issuance of such Letter of Credit occurs through to the Termination Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

3.10   Issuance Fee and Documentary and Processing Charges Payable to Issuing Bank.

The US Borrower shall pay directly to the Issuing Bank for its own account an L/C Issuance Fee with respect to each Letter of Credit. In addition, the US Borrower shall pay directly to the Issuing Bank for its own account that customary issuance, presentation, amendment and other processing fees and other standard costs and charges, of the Issuing Bank relating to Letters of Credit as from time to time in effect. Such customary fees and standard cost and charges are due and payable on demand and are non refundable.

3.11   Conflict with L/C Application or L/C Amendment Application.

In the event of any conflict between the terms hereof and the terms of any L/C Application or L/C Amendment Application, the terms hereof shall govern.

ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY

4.01   Taxes.

(a)	Subject to Section 4.01(b), any and all payments by the Company or the US Borrower to each Bank, the Administrative Agent or the Canadian Payment Agent, as applicable, under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes, Other Taxes and Further Taxes. In addition, the Company or the US Borrower, as the case may be, shall pay all Other Taxes.

(b)	If the Company or the US Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or either Agent, then:

(i)	Subject to Section 4.01(f), the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)	the Company or the US Borrower, as the case may be, shall make such deductions and withholdings;

(iii)	the Company or the US Borrower, as the case may be, shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)	subject to Section 4.01(f), the Company or the US Borrower, as the case may be, shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

(c)	Subject to Section 4.01(f),the Company agrees to indemnify and hold harmless each Bank and the Administrative Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes paid by Banks and the Agents in the amount that the respective Bank or Agents specifies as necessary to preserve the after-tax yield the Bank or Agent would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the applicable Agent makes written demand therefor.

(d)	Under this Section within 30 days after the date of any payment by the Company or the US Borrower of Taxes, Other Taxes or Further Taxes, under Section 4.01(b) the Company or the US Borrower, as the case may be, shall furnish to each Bank and the Agents the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agents.

(e)	If the Company or the US Borrower, as the case may be, is required to pay any amount to any Bank or the Administrative Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company or the US Borrower which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

(f)	Neither Borrower shall be required to (x) increase under Section 4.01(b)(i) amounts otherwise payable hereunder, (y) pay Further Taxes under Section 4.01(b)(iv) or (z) indemnify any Bank or Administrative Agent under Section 4.01(c), in respect of any amounts withheld or deducted on account of payments made by the Company to any Person other than Canadian Banks in respect of interest on Loans made under Facility B.

4.02   Illegality.

(a)	If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make LIBO Rate Loans, then, on notice thereof by the Bank to the Borrowers through the Administrative Agent, any obligation of that Bank to make LIBO Rate Loans shall be suspended until the Bank notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b)	If a Bank determines that it is unlawful to maintain any LIBO Rate Loan, each Borrower shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the applicable Agent), prepay in full such LIBO Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBO Rate Loan. If any Borrower is required to so prepay any LIBOR then concurrently with such prepayment, the Borrower shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

(c)	If the obligation of any Bank to make or maintain LIBO Rate Loans has been so terminated or suspended, the Borrower may elect, by giving notice to the Bank through the Administrative Agent that all Loans which would otherwise be made by the Bank as LIBO Rate Loans shall be instead a Base Rate Loan.

(d)	Before giving any notice to the Administrative Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its LIBO Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

4.03   Increased Costs and Reduction of Return.

(a)	If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any LIBO Rate Loans or participating in L/Cs, then the Company or the US Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the applicable Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b)	If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy and such Bank’s desired return on capital)

determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Bank to any Borrower through the Administrative Agent, such Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

4.04   Funding Losses. Each Borrower shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a)	the failure of such Borrower to make on a timely basis any payment of principal or interest of any LIBO Rate Loan;

(b)	the failure of such Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or Notice of Conversion/Continuation;

(c)	the failure of such Borrower to make any prepayment in accordance with any notice delivered under Section 2.06;

(d)	the prepayment (including pursuant to Section 2.06 or Section 2.16) or other payment (including after acceleration thereof) of a LIBO Rate Loan on a day that is not the last day of the relevant Interest Period; or

(e)	the automatic conversion of a LIBO Rate Loan under Section 2.05 on a day that is not the last day of a relevant Interest Period,

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBO Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.

4.05   Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested LIBOR Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate applicable does not adequately and fairly reflect the cost to the applicable Banks of funding such Loan, the Administrative Agent will promptly so notify the applicable Borrower and each applicable Bank. Thereafter, the obligation of such Banks to make or maintain LIBO Rate Loans, as the case may be, hereunder shall be suspended until the applicable Agent revokes such notice in writing. Upon receipt of such notice, the applicable Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the applicable Borrower does not revoke such Notice, the applicable Banks shall make, convert or continue the Loans, as proposed by the US Borrower in the amount specified in the applicable notice submitted by the US Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans.

4.06   Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article IV shall deliver to the applicable Borrower (with a copy to applicable the Administrative Agent and the Canadian Payment Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the applicable Borrower in the absence of manifest error.

4.07   Survival. The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations.

ARTICLE V
CONDITIONS PRECEDENT

5.01   Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Administrative Agent and each Bank, and in sufficient copies for each Bank:

(a)	Credit Agreement. This Agreement executed by each party thereto;

(b)	Borrower Guarantees, Subsidiary Guarantees and Security. Each Guarantor shall have authorized, executed and delivered a Guarantee (in the case of Alumitech of West Virginia, Inc.) or reaffirmation of Guarantees previously delivered to the Banks, in form satisfactory to the Administrative Agent, as well as such security documentation as the Administrative Agent may request, which shall include Security Agreements, or reaffirmation of Security Agreements previously delivered, from each Guarantor;

(c)	Resolutions; Incumbency.

(i)	Copies of the resolutions of the board of directors of each Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary of each Borrower;

(ii)	A certificate of the Secretary of each Borrower certifying the names and true signatures of the officers of each Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

(iii)	Copies of the resolutions of the board of directors of each Guarantor authorizing the Guarantee or reaffirmation of Guarantee, as applicable and contemplated hereby, certified as of the Closing Date by the Secretary of each Guarantor; and

(iv)	A certificate of the Secretary of each Guarantor certifying the names and true signatures of the officers of each Guarantor authorized to execute, deliver and perform, as applicable, the Guarantees, and all other Loan Documents to be delivered by it hereunder;

(d)	Organization Documents; Good Standing. Each of the following documents:

(i)	the Organization Documents of each Borrower as in effect on the Closing Date, certified by the Secretary of each Borrower as of the Closing Date, or a certification that no amendments to the Organization Documents have been made since May 21, 1999; and

(ii)	a good standing certificate (or the equivalent) for each Borrower;

(iii)	the Organization Document of each Guarantor as in effect on the Closing Date, certified by the Secretary of each Guarantor as of the Closing Date, or a certification that no amendments to the Organization Documents have been made since May 21, 1999; and

(iv)	a good standing certificate (or the equivalent) for each Guarantor;

(e)	Legal Opinions.

(i)	an opinion of Stikeman, Elliott, counsel to the Company and addressed to the Administrative Agent and the Banks, in form satisfactory to the Administrative Agent, the Banks and their counsel;

(ii)	an opinion of Altheimer & Grey, counsel to the US Borrower and addressed to the Administrative Agent and the Banks, in form satisfactory to the Administrative Agent, the Banks and their counsel.

(f)	Payment of Fees. Evidence of payment by the Company on drawdown under the initial Loan of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date, including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 11.04;

(g)	Collateral Documents. The Collateral Documents, executed by the Company, the Guarantors, the Pledgors and the US Borrower as applicable, in appropriate form for recording, where necessary, together with

(i)	acknowledgment copies of all UCC or PPSA financing statements filed, registered or recorded to perfect the security interests of the Administrative Agent for the benefit of the Banks, or other evidence satisfactory to the Administrative Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Administrative Agent for the benefit of the Banks in accordance with applicable law;

(ii)	written advice of Borrowers’ counsel relating to such Lien and judgment searches as the Administrative Agent shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

(iii)	to the extent not previously delivered to the Administrative Agent or the Banks, all certificates and instruments representing the Pledged Collateral, all original Inter-Company Notes, stock transfer powers executed in blank with signatures guaranteed as the Administrative Agent or the Banks may specify;

(iv)	evidence that all other actions necessary or, in the opinion of the Administrative Agent or the Banks, desirable to perfect and protect the first priority security interest created by the Collateral Documents have been taken;

(v)	where appropriate, flood insurance and earthquake insurance on terms satisfactory to the Administrative Agent and the Banks;

(vi)	evidence that all other actions necessary or, in the opinion of the Administrative Agent or the Banks, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Administrative Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken;

(h)	Insurance Policies. Standard lenders’ payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the assets of the Company and the US Borrower in accordance with Section 7.06;

(i)	Certificate. A certificate signed by a Responsible Officer of each Borrower, dated as of the Closing Date, stating that:

(i)	the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

(ii)	no Default or Event of Default exists or would result from the initial Borrowing; and

(iii)	there has occurred since December 31, 2001, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(j)	Litigation. Except as disclosed in Schedule 6.05, the absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that, if determined adversely to the Company or any Subsidiary, could reasonably be expected to have a Material Adverse Effect;

(k)	Due Diligence. Receipt and review, with results satisfactory to the Administrative Agent, the Banks and their counsel, of information regarding various matters relating to the Company and its Subsidiaries, including litigation, tax, accounting, labour, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management;

(l)	Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Bank may request, including evidence that all existing capital loans, term loans and revolving loans of the Company and the US Borrower have been repaid in full.

5.02   Conditions to All Borrowings. The obligation of each Bank to make any Loan to be made by it (including its initial Loan) or to continue or convert any Loan under Section 2.05, or any Issuing Bank to Issue Letters of Credit, as the case may be, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Conversion/Continuation Date or Issuance Date:

(a)	Notice of Borrowing or Conversion/Continuation. The Administrative Agent or the Canadian Payment Agent, as applicable shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing, a Notice of Conversion/Continuation or L/C Application, as applicable;

(b)	Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(c)	No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion; and

(d)	No Future Advance Notice. Neither the Administrative Agent nor any Bank shall have received from a Borrower any notice that any Collateral Document will no longer secure on a first priority basis future advances or future Loans to be made or extended under this Agreement.

Each Notice of Borrowing or Notice of Conversion/Confirmation or L/C Application submitted by a Borrower hereunder shall constitute a representation and warranty by such Borrower hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date or Issuance Date or that the conditions in this Section 5.02 are satisfied.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

     The Company and the US Borrower each represents and warrants to the Administrative Agent and each Bank that:

6.01   Corporate Existence and Power. Each Borrower and each of its Subsidiaries:

(a)	is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(b)	has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c)	is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)	is in compliance with all Requirements of Law, except for those, the non-compliance with which would not have a Material Adverse Effect on the Borrower or its Subsidiaries or Affiliates;

6.02   Corporate Authorization; No Contravention. The execution, delivery and performance by each Borrower and each of its Subsidiaries of this Agreement and each other Loan Document to which such Borrower or Subsidiary is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a)	contravene the terms of any of that Borrower’s or Subsidiary’s Organization Documents;

(b)	conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Borrower or Subsidiary is a party or any order, injunction, writ or decree of any Governmental Authority to which such Borrower or its property is subject other than under the Collateral Documents; or

(c)	violate any Requirement of Law, except for those, the non-compliance with which would not have a Material Adverse Effect on the Borrower, the Subsidiary or its Subsidiaries or Affiliates.

6.03   Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Administrative Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Borrower of the Agreement or any other Loan Document or by any of its Subsidiaries of any Loan Document to which it is a party.

6.04   Binding Effect. This Agreement and each other Loan Document to which a Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of such Borrower and such Subsidiary enforceable against such Borrower and such Subsidiary in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05   Litigation. Except as listed on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of either Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against such Borrower or its Subsidiaries or any of their respective properties which:

(a)	purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)	are for amounts of $100,000 or more or which, if determined adversely to such Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06   No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by a Borrower or from the grant or perfection of the Liens of the Administrative Agent and the Banks on the Collateral. As of the Closing Date, neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.01(e).

6.07   ERISA Compliance. Except as specifically disclosed in Schedule 6.07:

(a)	Each Plan is, to the best of the US Borrower’s knowledge, in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the US Borrower, nothing has occurred which would cause the loss of such qualification. The US Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)	To the best of the US Borrower’s knowledge, there are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. To the best of the US Borrower’s knowledge, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)	(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability except as disclosed on Schedule 6.07; (iii) neither the US Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the US Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) neither the US Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.08   Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.07. Neither Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09   Title to Properties. Each Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of each Borrower and their Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10   Taxes. Each Borrower and their Subsidiaries have filed all federal, provincial and other material tax returns and reports required to be filed, and have paid all federal, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against either Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.11   Financial Condition.

(a)	The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 2001, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and the unaudited statements of the Company and its Subsidiaries dated March 31, 2002:

(i)	were prepared in accordance with GAAP consistently applied throughout the period covered thereby or restated as necessary, except as otherwise expressly noted therein;

(ii)	fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(iii)	except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b)	Since December 31, 2001, there has been no Material Adverse Effect.

6.12   Environmental Matters.

(a)	The on-going operations of each Borrower and each of their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $100,000 in the aggregate.

(b)	Each Borrower and each of their Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and each Borrower and each of their Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

(c)	None of the Borrowers, any of their Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, except those as set forth in Schedule 6.12.

(d)	There are no Hazardous Materials or other conditions or circumstances existing with respect to any property of either Borrower or any Subsidiary, or arising from operations prior to the Closing Date, of either Borrower or any of their Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of a

Borrower and their Subsidiaries in excess of $100,000 in the aggregate for any such condition, circumstance or property, except those as set forth in Schedule 6.12. In addition, (i) neither Borrower nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials offsite, and (ii) each Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under all Environmental Laws.

6.13   Collateral Documents.

(a)	The provisions of the Collateral Documents in aggregate are effective to create in favour of the Administrative Agent for the benefit of itself, the Canadian Payment Agent, the Issuing Banks and the Banks, a legal, valid and enforceable first priority security interest in all right, title and interest of the Borrowers and their Subsidiaries in the Collateral described therein subject to Permitted Liens; and financing statements have been filed in the offices in all of the jurisdictions listed in the schedules to the Security Agreements.

(b)	All representations and warranties of each Borrower and any of their Subsidiaries party thereto contained in the Collateral Documents are true and correct.

6.14   Regulated Entities. None of the Borrowers, any Person controlling a Borrower, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. Neither Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

6.15   No Burdensome Restrictions. Neither Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

6.16   Copyrights, Patents, Trademarks and Licenses, etc. Each Borrower and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by each Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of such Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.17   Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.17 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.17.

6.18   Insurance. The properties of each Borrower and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Borrower or such Subsidiary operates.

6.19   Solvency. The Company and its Subsidiaries, on a consolidated basis, are not Insolvent.

6.20   Full Disclosure. None of the representations or warranties made by each Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of a Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of a Borrower to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE VII
AFFIRMATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

7.01   Financial Statements. The Company shall deliver to each Bank and the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Majority Banks:

(a)	as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2002), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally recognized independent public accounting firm (“Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records;

(b)	as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended June 30, 2002), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith adjustments), the financial position and the results of operations of each Borrower and the Subsidiaries;

(c)	as soon as available, but not later than 30 days after the end of each month, income statements and balance sheets of the Company and each of its Subsidiaries and Excluded Subsidiaries compared to budget for the prior month in form satisfactory to the Administrative Agent;

(d)	as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2002), a copy of an unaudited consolidating balance sheet of the Company, its Subsidiaries and its Excluded Subsidiaries as at the end of such year and the related consolidating statement of income, shareholders’ equity and cash flows for such year, and used in connection with the preparation of the financial statements referred to in subsection 7.01(a);

(e)	as soon as available, but not later than 30 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended June 30, 2002), a copy of the unaudited consolidating balance sheets of the Company and its Subsidiaries and its Excluded Subsidiaries, including historical pro forma financial information reflecting any Acquisition, and the related consolidating statements of income, shareholders’ equity and cash flows for such quarter, all developed and used in connection with the preparation of the financial statements referred to in subsection 7.01(b);

(f)	together with the statements required in (a) and (b) above, such other statements or information required by the Banks and the Administrative Agent reflecting an exclusion of Excluded Subsidiaries in such financial statements.

7.02   Certificates; Other Information. The Company shall furnish to each Bank and the Administrative Agent:

(a)	concurrently with the delivery of the financial statements referred to in subsection 7.01(a), a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)	concurrently with the delivery of the financial statements referred to in subsections 7.01(a) and 7.01(b), a Compliance Certificate executed by a Responsible Officer, in the form of Exhibit B;

(c)	promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC or the OSC; and

(d)	promptly, such additional information regarding the business, financial or corporate affairs of either Borrower or any Subsidiary as the Administrative Agent, at the request of any Bank, may from time to time request.

7.03   Notices. Each Borrower shall promptly notify the Administrative Agent and each Bank:

(a)	of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

(b)	of any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which could result in a Material Adverse Effect; and any dispute, litigation, investigation, proceeding or suspension which may exist at any time between such Borrower or any of its Subsidiaries and any Governmental Authority;

(c)	of the commencement of, or any material development in, any litigation or proceeding affecting such Borrower or any Subsidiary (i) in which the amount of damages claimed is $100,000 (or its equivalent in another currency or currencies) (if such claim is not covered by insurance) or $1,000,000 (if such claim is not covered by insurance) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d)	upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against such Borrower or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of such Borrower or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

(e)	of the occurrence of any of the following events affecting the US Borrower or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Administrative Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the US Borrower or any ERISA Affiliate with respect to such event:

(i)	an ERISA Event;

(ii)	a material increase in the Unfunded Pension Liability of any Pension Plan;

(iii)	the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the US Borrower or any ERISA Affiliate; or

(iv)	the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(f)	of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

(g)	of any intention by the Company or a Subsidiary to create or effect an Acquisition of an Excluded Subsidiary; and

(h)	of its request that an Excluded Subsidiary be converted to a Subsidiary and include in such request:

(i)	evidence that the assets and shares of such Excluded Subsidiary are free from Liens, other than Permitted Liens;

(ii)	detailed information of all Indebtedness of the Excluded Subsidiary; and

(iii)	such other information as the Administrative Agent and the Banks may reasonably request.

     Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the applicable Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.04   Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

(a)	preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

(b)	preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

(c)	use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d)	preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05   Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.06   Insurance.

(a)	In addition to insurance requirements set forth in the Collateral Documents, each Borrower shall maintain, and shall cause each of its Subsidiaries and Affiliates to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. All such insurance shall name the Administrative Agent as loss payee/ mortgagee and as additional insured, for the benefit of the Banks, as their interests may appear. The Administrative Agent and the Banks agree that proceeds from insurance for damage or loss to property shall be applied by the applicable Borrower or Subsidiary as the case may be to replace or repair such property, provided that prior notice of any required repairs or sustained damage to property in excess of $250,000 is given to the Administrative Agent. All casualty and key man insurance maintained by the Borrowers shall name the Administrative Agent as loss payee and all liability insurance shall name the Administrative Agent as additional insured for the benefit of the Banks, as their interests may appear.

(b)	The Borrowers shall furnish the Administrative Agent, with sufficient copies for each Bank, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the applicable Borrower (and, if requested by the Administrative Agent, any insurance broker of the Company) setting forth the nature and extent of all insurance maintained by the Borrowers and their Subsidiaries and Affiliates in accordance with this Section or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

7.07   Payment of Obligations. The Company shall, and shall cause each Subsidiary and Affiliate to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)	all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

(b)	all lawful claims which, if unpaid, would by law become a Lien upon its property; and

(c)	all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.08   Compliance with Laws. The Company shall comply, and shall cause each Subsidiary and Affiliate to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business including labour and employment statutes except such as may be contested in good faith or as to which a bona fide dispute may exist.

7.09   Compliance with ERISA. The US Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

7.10   Inspection of Property and Books and Records. Each Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. Each Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the respective Borrower; provided, however, when an Event of Default exists the Administrative Agent or any Bank may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice. The Administrative Agent and/or the Banks shall make reasonable efforts to ensure any information that is confidential information of the Company or its Subsidiaries obtained by independent contractors is kept confidential by such independent contractors.

7.11   Environmental Laws.

(a)	Each Borrower shall, and shall cause each Subsidiary and Affiliate to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

(b)	Upon the written request of the Administrative Agent or any Bank, each Borrower shall submit and cause each of its Subsidiaries to submit, to the Administrative Agent with sufficient copies for each Bank, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 7.03(d), that could, individually or in the aggregate, result in liability in excess of $100,000.

(c)	The Company shall cause an environmental audit(s) to be made in connection with any Acquisition that it or any of its Subsidiaries propose or any Acquisition of an Excluded Subsidiary, and deliver copies of the same to the Administrative Agent as soon as such audit is available, the results of which indicate that any Estimated Remediation Costs will have no Material Adverse Effect.

7.12   Use of Proceeds. The Borrowers shall use the proceeds of the Loans for working capital, short term liquidity purposes, acquisitions as permitted by this Agreement (which shall not include hostile acquisitions or Acquisitions of Excluded Subsidiaries) and other general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

7.13   New Subsidiaries, Acquisitions. In each instance that the Company or its Subsidiaries makes an Acquisition or establishes a new Subsidiary, the Company or its Subsidiaries shall: (i) provide the Administrative Agent and the Banks with such additional Collateral Documents as required by the Administrative Agent and/or the Banks; (ii) provide the Administrative Agent and the Banks with pro forma historical financial information as at the last two fiscal year ends of the Company and most recent interim fiscal quarter, if applicable, which reflect such Acquisition, including the effect of such Acquisition in respect of Sections 8.17, 8.18, 8.19 and 8.20 hereof; and (iii) a Compliance Certificate executed by a Responsible Officer based on a calculations made on a historical pro forma basis giving effect to the Acquisition.

7.14   Further Assurances.

(a)	Each Borrower shall, and shall cause each Subsidiary to, ensure that all written information, exhibits and reports furnished to the Administrative Agent or the Banks do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Administrative Agent and the Banks and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

(b)	Promptly upon request by the Administrative Agent or the Majority Banks, each Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, rerecord, file, refile, register and reregister, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Banks, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Banks the rights granted or now or hereafter intended to be granted to the Banks under any Loan Document or under any other document executed in connection therewith; provided that no financing statements specific only to and in respect of only of patents, trademarks, copyrights or fixtures will be filed or registered prior to a Default or Event of Default.

ARTICLE VIII
NEGATIVE COVENANTS

     So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

8.01   Limitation on Liens. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)	any Lien (other than a Lien on the Collateral) existing on property of such Borrower or any Subsidiary on the Closing Date and set forth in Schedule 8.01 securing Indebtedness outstanding on such date;

(b)	any Lien created under any Loan Document;

(c)	Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07;

(d)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)	Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and pension legislation;

(f)	Liens (other than Liens on the Collateral) on the property of such Borrower or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(g)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of such Borrower and its Subsidiaries;

(h)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by US Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by a Borrower or any Subsidiary to provide collateral to the depository institution; and

(i)	Liens (other than those described in (a) to (h) above) where the aggregate amount subject to or secured by such Lien does not exceed 5% of Consolidated Tangible Net Worth.

8.02   Disposition of Assets. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable) or enter into any agreement to do any of the foregoing, except:

(a)	Dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)	the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

(c)	Dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any Disposition, no Event of Default shall exist or shall result from such Disposition, (ii) the aggregate sales price from such Disposition shall be paid in cash, and (iii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $2 million.

8.03   Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) substantially all of its assets (whether now owned or hereafter acquired) to or in favour of any Person, except:

(a)	any Subsidiary may merge with a Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more other Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

(b)	any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another Wholly Owned Subsidiary.

8.04   Permitted Loans. Neither Borrower shall, or permit any Subsidiary to, make or commit to make any advance, loan, extension of credit or capital contribution to or in, any Person including any Affiliate of the Borrower (together, “Loans”), except for:

(a)	Loans held by a Borrower or Subsidiary in the form of cash equivalents;

(b)	extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)	extensions of credit by the Company to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

(d)	extensions of credit or capital contributions by a Borrower in the course of an Acquisition; or

(e)	extensions of credit by the Company or US Borrower to any director of officer of the Company or any of its Subsidiaries, in an aggregate amount not to exceed $2 million.

8.05   Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)	Indebtedness incurred pursuant to this Agreement;

(b)	Indebtedness (including Contingent Obligations) existing on the Closing Date and set forth in Schedule 8.05;

(c)	Indebtedness other than that described in (a) to (b) which in the aggregate does not exceed 5% of Consolidated Tangible Net Worth.

8.06   Transactions with Affiliates. Other than in respect of transactions among and between the Borrowers and the Subsidiaries, neither Borrower shall, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of either Borrower, except upon fair and reasonable terms no less favourable to such Borrower, or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate of the applicable Borrower or such Subsidiary.

8.07   Prohibited Use of Proceeds. The Borrowers shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, (v) to enter into or consummate any Acquisition except in accordance with this Agreement; or (vi) for the direct or indirect benefit, financial or otherwise, of an Excluded Subsidiary or for an Acquisition of an Excluded Subsidiary.

8.08   Operating Lease Obligations. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

(a)	leases associated with mineral properties;

(b)	leases associated with office space entered into on commercially reasonable terms; and

(c)	operating leases entered into by the Borrower or any Subsidiary after the Closing Date in the (excepting mineral lease properties) ordinary course of business wherein the obligations under such operating lease do not exceed $1,000,000 per operating lease.

8.09   Sale Leaseback Transactions. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, enter into any sale leaseback transactions except for:

(a)	sale leaseback transactions made in connection with completion of construction of an asset or assets acquired after the Closing Date whereby the value of the property or assets, the subject of such sale leaseback transactions does not exceed $3 million per annum in aggregate; and,

(b)	the subject sale leaseback transaction is completed within 270 days of the acquisition date of the property or assets which are the subject of such transaction.

8.10   Restricted Payments. The Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, now or hereafter outstanding, except that the Company may declare and make dividend payments or other distributions payable solely in its common stock.

8.11   Change in Business. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

8.12   Accounting Changes. Neither Borrower shall, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary.

8.13   Asset Acquisition. Neither the Company nor any of its Subsidiaries shall acquire assets or shares of any Person in whole or in part (other than an Excluded Subsidiary), in excess of $7.5 million per acquisition and the aggregate cost of all acquisitions in any fiscal year cannot be in excess of $15 million without the prior approval of the Majority Banks. Such acquisitions cannot be made without delivery to the Administrative Agent and the Banks of pro forma historical financial information as at the last two fiscal years of the Company and the most recent interim fiscal quarter, if applicable, which reflects such acquisition, including the effect of such acquisition in respect of Sections 8.17, 8.18, 8.19 and 8.20 hereof.

8.14   Capital Expenditures. Neither the Company nor its Subsidiaries shall make any capital expenditure in excess of $7 million per year without the prior written approval of the Administrative Agent and the Majority Banks.

8.15   Permitted Investments. The Company, its Subsidiaries and its Excluded Subsidiaries shall only make investments in Persons that are primarily involved in manufacturing or processing either metals, mica, feldspar, talc, ceramic clays or other industrial mineral or metal waste recycling.

8.16   Prohibited Investments. At no time shall the Company or any of its Subsidiaries make any Acquisition of any kind (including an Acquisition of an Excluded Subsidiary) in a Person who carries on business or activities in base or precious metal mining.

8.17   Minimum Net Worth. The Company shall not permit its Consolidated Tangible Net Worth at any time to be less than an amount equal to at least (a) $60 million plus (b) the Company’s Net Income, without any decrease for any fiscal quarter in which a consolidated net loss occurs plus (c) 50% of any equity issuance at any time after the effective date of this Agreement.

8.18   Leverage Ratios. The Company shall not, in any fiscal quarter (determined at the last date of each such fiscal quarter), permit its Leverage Ratio to be greater than the following:

(a)	for the fiscal quarters ending June 30, 2002 and September 30, 2002, leverage ratios shall not be greater than 3.50:1.00;

(b)	for the fiscal quarters ending December 31, 2002 and March 31, 2003, leverage ratios shall not be more than 3.25:1.00; and

(c)	for the fiscal quarters ending June 30, 2003 and thereafter, the leverage ratio shall not be more than 3.00:1.00.

8.19   Interest Coverage Ratio. The Company shall not permit for any fiscal quarter (determined as of the last date of such fiscal quarter) ending in any period its Interest Coverage Ratio to be less than 3.00 to 1.

8.20   Debt — Capitalization. The Company shall not permit its Indebtedness to be more than 50% of its Capitalization in any fiscal quarter (determined as of the last date of such fiscal quarter).

8.21   Material Documents. Neither the Company nor the US Borrower shall allow or cause to be made any amendments to the Material Documents without the consent of the Administrative Agent and the Banks.

8.22   Excluded Subsidiaries. Neither Borrower shall use or permit to be used any part of the Credit or any Loan proceeds for the direct or indirect Acquisition of an Excluded Subsidiary. In addition, neither Borrower nor any Subsidiary shall give financial assistance of any kind to an Excluded Subsidiary, whether by way of loan, guarantee or otherwise.

8.23   Maximum Acquisitions. The aggregate cost at any time in the Initial Term or any extended term of the Credit of (a) all acquisitions of assets or shares of any Person in whole or in part (including Acquisitions of Excluded Subsidiaries) by the Company, any of its Subsidiaries or any of its Excluded Subsidiaries shall not exceed $30 million in the aggregate; and (b) all Acquisitions of Excluded Subsidiaries by the Company, any of its Subsidiaries or any of its Excluded Subsidiaries shall not exceed the difference between $30 million and the aggregate cost of all such Acquisitions of Excluded Subsidiaries undertaken at any prior time (and which have not been converted to Subsidiaries).

ARTICLE IX
EVENTS OF DEFAULT

9.01   Event of Default. Any of the following shall constitute an “Event of Default”:

(a)	Non-Payment. Either Borrower fails to make, (i) when and as required to be made herein, payments of any amount of principal of any Loan, or (ii) within 3 days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)	Representation or Warranty. Any representation or warranty by any Borrower or made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document is incorrect in any material respect on or as of the date made or deemed made; or

(c)	Specific Defaults. Either Borrower fails to perform or observe any term, covenant or agreement contained in (i) Section 7.03 or in Article VIII (provided that such Borrower shall be allowed 10 days from the date of creation of any Lien against its property to discharge or cause to be discharged such Lien); or (ii) any of Section 7.01, 7.02, or 7.09 and such failure continues for a period of 10 consecutive days; or (iii) Section 7.06(b) and such failure continues for a period of 10 consecutive days after receipt by such Borrower of notice from the Administrative Agent; or

(d)	Other Defaults. Either Borrower or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document and such default continues for a period of 10 consecutive days; or

(e)	Cross-Default. Either Borrower or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation, in such case, which is outstanding in an aggregate principle amount of $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)	Insolvency; Voluntary Proceedings. Either Borrower, or any Subsidiary representing five per cent or more of the Consolidated Tangible Net Worth (i) (a “Material Subsidiary”) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)	Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against either Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower or any Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) either Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-US law) is ordered in any Insolvency Proceeding; or (iii) either Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)	Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against either Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

(i)	Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against either Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)	Change of Control. There occurs any Change of Control; or

(k)	Adverse Change. There occurs a Material Adverse Effect; or

(l)	Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guarantee; or the Guarantee is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to any Guarantor; or

(m)	Collateral.

(i)	any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against either Borrower or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

(ii)	any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens.

(n)	Dispositions. The Company or the US Borrower fails to submit the Net Proceeds from any Disposition to the Administrative Agent for the benefit of the Banks in repayment of the Loans.

9.02   Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks,

(a)	declare the Commitment of each Bank to make Loans to be terminated, whereupon such Commitments shall be terminated;

(b)	declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c)	exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection 9.01(f) or 9.01(g) of Section 9.01 (in the case of clause (i) of subsection 9.01(g) upon the expiration of the time periods mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Bank.

9.03   Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X
THE AGENTS

10.01	(a) Appointment and Authorization; “Agents”. Each (i) Canadian Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Canadian Payment Agent and (ii) each US Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Administrative Agent and/or the Canadian Payment Agent as applicable to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, each Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties

(b)	Any Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X and in the definition of “Agent-Related Person” included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank

10.02   Delegation of Duties. An Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorney’s-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or wilful misconduct.

10.03   Liability of Agents. None of the Administrative Agent Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or wilful misconduct in connection with duties expressly set forth herein) or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Bank or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

10.04   Reliance by Agent.

(a)	The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless an Agent shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b)	For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter sent by the applicable Agent to such Bank for consent, approval, acceptance or satisfaction, unless the applicable Agent shall have received notice from such Bank prior to the Closing Date specifying its objection.

10.05   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until the Administrative Agent have received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.06   Credit Decision. Each Bank acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by the Agents hereinafter taken, including any assignment and any review of the affairs of the Company and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries and Affiliates, the value of and title to any Collateral, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent Related Persons.

10.07   Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Company and its Subsidiaries and Affiliates and without limiting the obligation of the Company or its Subsidiaries or Affiliates to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or wilful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Banks shall be deemed to constitute gross negligence or wilful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse the Agents upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agents are not reimbursed for such expenses by or on behalf of the Company and its Subsidiaries (including the US Borrower). The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Agents.

10.08   Agents in Individual Capacity. Bank of America, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not an Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America, or its Affiliates may receive information regarding a Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favour of a Borrower or such Subsidiary or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America and the Canadian Payment Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agents, and the terms “Bank” and “Banks” include Bank of America and the Canadian Payment Agent in their individual capacity.

10.09   Successor Agents. Each Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days’ notice to the Banks and the Borrowers, provided that any such resignation by Bank of America shall also constitute its resignation as an Issuing Bank. If an Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of an Agent, the applicable Agent may appoint, after consulting with the Banks and the Borrowers, a successor agent from among the Banks, which successor agent shall be consented to by the Borrowers at all times except during the existence of an Event of Default (which consent the Borrowers shall not unreasonably withhold or delay). Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and Issuing Bank, as may be applicable, and the respective terms “Agent” and “Issuing Bank” shall mean such successor agent and L/C issuer as may be applicable, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated and the retiring Issuing Bank’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Bank or any other Bank, other than the obligation of the successor Issuing Bank to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent or Canadian Payment Agent, as applicable hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

10.10   Withholding Tax.

     If Revenue Canada, the IRS or any other Governmental Authority of Canada or the United States or other jurisdiction asserts a claim that an Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the applicable Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the applicable Agent fully for all amounts owing and/or paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to such Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of an Agent.

10.11   Agents May File Proofs of Claim.

     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any Subsidiaries, the applicable Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the applicable Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the applicable Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the gents and their respective agents and counsel and all other amounts due the Banks and the Agents under Article III, 2.10 and 11.04) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Agents and, in the event that the applicable Agent shall consent to the making of such payments directly to the Banks, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and its agents and counsel, and any other amounts due the Agents under Sections 2.10 and 11.04.

     Nothing contained herein shall be deemed to authorize the applicable Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Agents to vote in respect of the claim of any Bank in any such proceeding.

10.12   Collateral Matters.

(a)	The Administrative Agent are authorized on behalf of all the Banks, without the necessity of any notice to or further consent from the Banks, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)	Each Bank authorizes the Administrative Agent to execute on its behalf any such Collateral Documents as may be necessary, including any notices or documents required to register the Collateral Documents in appropriate governmental registries or offices.

(c)	The Banks irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations known to the Administrative Agent and payable under this Agreement or any other Loan Document; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which a Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to a Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by a Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Banks or all the Banks, as the case may be, as provided in subsection 11.01(g). Upon request by the Administrative Agent at any time, the Banks will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.12(b), provided that the absence of any such confirmation for whatever reason shall not affect the Administrative Agent’s rights under this Section 10.12.

ARTICLE XI
MISCELLANEOUS

11.01   Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by a Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Administrative Agent at the written request of the Majority Banks) and the Borrowers, Guarantor or Pledgors, as applicable, and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall:

(a)	waive any condition set forth in Section 5.01 without the written consent of each Bank;

(b)	extend or increase the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Bank;

(c)	postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby;

(d)	reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Bank directly affected thereby; provided, however, that only the consent of the Majority Banks shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e)	change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bank;

(f)	change any provision of this Section or the definition of “Majority Banks” or any other provision hereof specifying the number or percentage of Banks required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank; or

(g)	release all or a material part of the Collateral without the written consent of each Bank;

provided further, that no amendment, waiver or consent shall, unless in writing and signed by an Issuing Bank in addition to the Banks required above, affect the rights or duties of the Issuing Bank under this Agreement or any L/C Application relating to any L/C issued or to be issued by it; no amendment, waiver or consent shall, unless in writing and signed by the Agents in addition to the Banks required above, affect the rights or duties of the Administrative Agent or the Canadian Payment Agent under this Agreement or any other Loan Document; and the Fee Letters may be amended, or rights or privileges thereunder waived, in writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no defaulting Bank shall have any right to approve or disapprove any amendment, wavier or consent hereunder, except that the Commitment of such Bank may not be increased or extended without the extent of such Bank.

11.02   Notices.

(a)	General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrowers, the Administrative Agent, the Canadian Payment Agent, or any Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)	if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrowers, the Administrative Agent, the Canadian Payment Agent and the Issuing Banks.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, six Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to an Agent and each Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)	Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Company and its Subsidiaries, each Agent, any Issuing Bank and the Banks. An Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)	Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)	Reliance by Agents and Banks. The Agents and the Banks shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of either Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent-Related Person and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

11.03   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agents or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04   Costs and Expenses. Each Borrower shall:

(a)	whether or not the transactions contemplated hereby are consummated, pay or reimburse Bank of America and/or the Canadian Payment Agent (including in their capacity as Agents) within five Business Days after demand (subject to subsection 5.01(f)) for all costs and expenses incurred by Bank of America and/or the Canadian Payment Agent (including in their capacity as Agents) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including all Attorney Costs incurred by Bank of America and/or the Canadian Payment Agent (including in their capacity as Agents) with respect thereto; and

(b)	pay or reimburse the Agents and each Bank within five Business Days after demand (subject to subsection 5.01(f)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any Insolvency Proceeding), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Bank. All amounts due under this Section 11.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

(c)	pay or reimburse Bank of America and/or the Canadian Payment Agent (including in their capacity as Agents) within five Business Days after demand for environmental inspection and review, search and filing costs, fees and expenses, incurred or sustained by Bank of America and/or the Canadian Payment Agent (including in their capacity as

Agents) in connection with the matters referred to under subsections (a) and (b) of this Section.

11.05   Borrower Indemnification.

(a)	Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless any Agent-Related Persons, and each Bank and their respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of an Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrowers or any Subsidiary, or any Environmental Claim related in any way to the Borrowers or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or wilful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b)	The Borrowers shall indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any property subject to a Mortgage in favour of the Administrative Agent or any Bank. No action taken by legal counsel chosen by the Administrative Agent or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrowers’ Obligations and duty hereunder to indemnify and hold harmless the Administrative Agent and each Bank.

In no event shall any site visit, observation, or testing by the Administrative Agent or any Bank (or any contractee of the Administrative Agent or any Bank) be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under, the site, or that there has been or shall be compliance with any Environmental Law. Neither Borrower nor any other Person is entitled to rely on any site visit, observation, or testing by the Administrative Agent or any Bank. Neither the Agents nor any Bank owe any duty of care to protect the Borrowers or any other Person against, or to inform the Borrowers or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither an Agent nor any Bank shall be obligated to disclose to the Borrowers or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by an Agent or any Bank.

(c)	Survival; Defense. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Borrowers. All amounts owing under this Section shall be paid within 30 days after demand.

11.06   Marshaling; Payments Set Aside. Neither the Agents nor the Banks shall be under any obligation to marshall any assets in favour of either Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that either Borrower makes a payment to the Agents or the Banks, or the Agents or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agents or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agents upon demand its pro rata share of any amount so recovered from or repaid by the Agents.

11.07   Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.08, (ii) by way of participation in accordance with the provisions of Section 11.08(c), (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in

Section 11.08(c) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.08   Assignments, Participations, etc.

(a)	Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (a), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Bank and, provided no Event of Default has occurred or is continuing, the Borrowers (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Bank; and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (b) of this Section and subject to Section 11.08(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(b)	The Administrative Agent, acting solely for this purpose as an agent of the applicable Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(c)	Any Bank may at any time, without the consent of, or notice to, the applicable Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank’s participations in L/C Obligations) owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, (such consent not to be unreasonably withheld or delayed) agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.10 as though it were a Bank, provided such Participant agrees to be subject to Section 2.14 and Section 11.09 as though it were a Bank.

(d)	Neither an Eligible Assignee nor a Participant shall be entitled to receive any greater payment under Section 4.01 or 4.04 than the applicable Bank granting the participation or assigning its interest in the Credit (or Commitment) to the Eligible Assignee would have been entitled to receive with respect to the participation or assigned interest or Commitment sold to such Eligible Assignee or Participant, unless the sale of the participation or assignment to such Participant or Eligible Assignee is made with the Borrower’s prior written consent. A Participant that would be a foreign lender if it were a Bank shall not be entitled to the benefits of Section 4.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 and 11.09 as though it were a Bank.

(e)	Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

11.09   Confidentiality. Each Agent and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers or their respective Subsidiaries; (g) with the consent of the Borrowers; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to an Agent or any Bank on a nonconfidential basis from a source other than a Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Agents and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Banks in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section, “Information” means all information received from any Borrower, Guarantor or Subsidiary relating to a Borrower, Guarantor or Subsidiary or their respective business, other than any such information that is available to the Agents or any Bank on a nonconfidential basis prior to disclosure by a Borrower, Guarantor or Subsidiary; provided that, in the case of information received from a Borrower, Guarantor or Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.10   Set-off. In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to a Borrower any such notice being waived by a Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of a Borrower against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not an Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.11   Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.12   Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.13   Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Bank, regardless of any investigation made by the Agents or any Bank or on their behalf and notwithstanding that the Agents or any Bank may have had notice or knowledge of any Default at the time of any Loan or Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.14   Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15   Tax Forms.

(a)	(i)	Each Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or such other evidence satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrowers make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

	(ii)	Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Bank as set forth above, to establish the portion of any such sums paid or payable with respect to which such Bank acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Bank chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Bank is not acting for its own account with respect to a portion of any such sums payable to such Bank.

(iii)	The Borrowers shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Bank transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Bank shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Bank shall have satisfied the requirement of this Section 11.15(a) on the date such Bank became a Bank or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 4.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Bank is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Bank or other Person for the account of which such Bank receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)	The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrowers are not required to pay additional amounts under this Section 11.15(a).

(b)	Upon the request of the Administrative Agent, each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Bank fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)	If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Bank, such Bank shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Banks under this Section shall survive the termination of the Total Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.16   No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of each Borrower, the Banks, the Administrative Agent and the Administrative Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.17   Governing Law and Jurisdiction.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

(b)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE PROVINCE OF ONTARIO, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ONTARIO LAW.

11.18   Waiver of Jury Trial. THE BORROWERS, THE BANKS AND THE AGENTS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE BANKS AND THE AGENTS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS CREDIT AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL

APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.19   Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Banks and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Toronto by their proper and duly authorized officers as of the day and year first above written.

ZEMEX CORPORATION, as Company

By:	/s/ Allen J. Palmiere

Title:	Vice President, Chief Financial Officer and Corporate Secretary

ZEMEX U.S. CORPORATION, as US Borrower

By:	/s/ Allen J. Palmiere

Title:	Vice President, Chief Financial Officer and Corporate Secretary

BANK OF AMERICA, N.A., acting through its Canadian branch, as Canadian Payment Agent

By:	/s/ Nelson Lam

Title:	Vice President

BANK OF AMERICA N.A., as Administrative Agent

By:	/s/ David Price

Title:	Vice President

BANK OF AMERICA, N.A., acting through its Canadian branch, as a Canadian Bank

By:	/s/ Nelson Lam

Title:	Vice President

BANK OF AMERICA, N.A., as a US Bank and an Issuing Bank

By:	/s/ Steve A. Aronowitz

Title:	Managing Director

HSBC BANK, U.S.A. as a US Bank

By:	/s/ Richard J. Ward

Title:	First Vice President

By:	/s/ Jeffrey Roth

Title:	Assistant Vice President

SCHEDULE 1

GUARANTORS

Alumitech, Inc.
Alumitech of Cleveland, Inc.
Alumitech of West Virginia, Inc.
AWT Properties, Inc.
Alumitech of Wabash, Inc.
ETS Schaefer Corporation
Longhorn Holdings, Inc.
Suzorite Mica Products Inc.
Suzorite Mineral Products, Inc.
The Feldspar Corporation
Zemex Attapulgite, LLC
Zemex Industrial Minerals, Inc.
Zemex Mica Corporation

SCHEDULE 2

INTER-COMPANY NOTES

U.S. $16,000.000 Promissory Note dated May 25, 1999 issued by Alumitech, Inc. payable to Zemex U.S. Corporation

U.S. $8,000,000 Promissory Note dated May 25, 1999 issued by Alumitech of Cleveland, Inc. payable to Alumitech, Inc.

U.S. $2,000,000 Promissory Note dated May 25, 1999 issued by Alumitech of Wabash, Inc. payable to Alumitech, Inc.

U.S. $5,500,000 Promissory Note dated May 25, 1999 issued by Zemex Industrial Minerals, Inc. payable to Zemex U.S. Corporation

U.S. $5,500,000 Promissory Note dated May 25, 1999 issued by Zemex Mica Corporation payable to Zemex Industrial Minerals, Inc.

U.S. $10,000,000 Promissory Note dated May 25, 1999 issued by Suzorite Mineral Products, Inc. payable to Zemex U.S. Corporation

U.S. $7,000,000 Promissory Note dated May 25, 1999 issued by The Feldspar Corporation payable to Zemex U.S. Corporation

U.S. $1,000,000 Promissory Note dated May 25, 1999 issued by Zemex Mica Corporation payable to Zemex U.S. Corporation

SCHEDULE 2.01

COMMITMENTS
AND PRO RATA SHARES

Bank	Commitment	Pro Rata Share

Facility A
Bank of America, N.A	$4,950,000	50%
HSBC Bank USA	$4,950,000	50%

Facility B
Bank of America, N.A., acting through its Canadian Branch	$100,000	100%

Facility C
Bank of America N.A	$10,000,000	50%
HSBC Bank USA	$10,000,000	50%

TOTAL	$30,000,000

SCHEDULE 2.18

CANADIAN RISK PARTICIPANTS

Canadian Loan
Bank	Percentage Share

HSBC Bank USA	50%

SCHEDULE 6.05

LITIGATION

Hecla Mining Company vs. Zemex Corporation, pending in the United States District Court for the Northern District of Illinois, Eastern Division, No. 01 C 0405.

Michael Szymanowski et al. v. Aluminum Waste Technology, Inc. and Terrance J. Hogan, United States District Court for the Western District of Pennsylvania, C.A. No. 96-137 Erie: This is a claim for damages purported to have occurred as a result of fumes being emitted from wet dross material brought in from Austria in November 1994. Discoveries are anticipated to begin sometime in 1999. In November 1994, Aluminum Waste Technology, Inc. (“AWTI”) did not have insurance coverage for this type of incident. At that time, Zemex had only a 39.53% interest in AWTI and accounted for its ownership on an equity basis.

The Feldspar Corporation — Silicosis Litigation: The Feldspar Corporation has been named in a number of third party liability cases where the plaintiff(s) have alleged injury from silicosis allegedly caused by feldspar produced by The Feldspar Corporation. The following cases are currently in the hands of counsel and are being defended by our insurance company.

1.	Jesse Aleman vs U.S. Silica Co., Case 02-04-16,451-CV, Robertson County, TX

2.	Johnnie D. Cofer v. Abrasive Industries, Inc. Case 00B207, 392nd JDC Henderson County, TX

3.	George Dunning v. North American Rockwell, Case 98-4-43349, 164th JDC Harris County, TX

4.	Charles Edmonson v. U. S. Silica Co., Case 00-16-15986-CV, 82bd JDC Robertson County, TX

5.	Coy Hawley v. American Porcelein Enamel Co., Case GN201872, 261st JDC Travis County, TX

6.	Floyd Sammons v. America Porcelein Enamel Co., Case 201869, 201st JDC Travis County, TX

7.	Darrell Johnson v. Baroid Corp., Case 2001-144, 4th JDC Rush County, TX

8.	Elmo Jackson v. American Standard Inc., Case 12995-16903, CDC Orleans Parish, LA

9.	Willie Jordan v. U.S. Silica Co., Case 2001-352, 4th JDC Rush County, TX

10.	Larry Mumphrey v. U.S. Silica Co., Case A165065, 50th JDC Jefferson County, TX

11.	Nunziato Panzera v. C-E Minerals, Inc., Case L-07548-92, Middlesex County, NJ

12.	Eric Whitten v. Ferro Corp, Case 99-11720, Lake County, IL

13.	Corbin Whitaker v. Dresser Industries, Inc., Case DV 02-04719-F, 116th JDC Dallas County, TX

The Feldspar Corporation — Workers Compensation Litigation: The Feldspar Corporation is defending itself through its insurance carriers in the following two workers compensation cases.

1.	Barry Hall Case. An alleged work place stress induced heart attack. Contentions (brief of our case) were filed in November 2001 with the NC Industrial Commission. A decision made by a Deputy Commissioner found in favor of Mr. Hall in August, 2002. The Company has filed its appeal with the full Industrial Commission and expects the decision to be reversed

2.	Wayne Hall Case. An alleged work place silicosis case. The employee alleged he had silicosis. The Company medical experts have found and testified that the employee did not have silicosis. Contentions (brief of our case) were filed in November, 2001. No decision has been rendered at this time

Zemex Corporation — General Litigation:

     Jolena Sutto v. Zemex Corporation, Case 2:01CV205-C, United States District Court (WD NC). The employee alleged sexual harassment while working at our Murphy, North Carolina plant. This case is in process. It should be noted that in a companion case brought by the employee before the Equal Employment Opportunity Commission a finding was handed down in favour of the Company.

Suzorite Mineral Products, Inc. — Asbestosis Litigation:

     Suzorite Minerals was named in a total of nine cases in which the plaintiff(s) alleged injury from asbestosis allegedly caused by the Company’s products. The Company has been dismissed from six of these cases. The following three cases remain open and the Company fully expects to be dismissed in due course. The Company’s insurance carrier(s) is providing for the defense of these cases.

1.	Auzenne, et al vs AC and S, Inc., Case BC267617, Los Angeles County, CA

2.	Bobbie Jean Dean vs AC and S. Inc., Case 97-57627, 270th JDC Harris County, TX

3.	Matthew and Judith Scott vs AC and S, Inc., Case 2001-032665, Alameda County, CA

SCHEDULE 6.07

ERISA

Nil.

SCHEDULE 6.11

PERMITTED LIABILITIES

Nil.

SCHEDULE 6.12

ENVIRONMENTAL MATTERS

Nil.

SCHEDULE 6.17

SUBSIDIARIES AND MINORITY INTERESTS

State or Country in
	Which Incorporated	Percentage of
Subsidiary Name	or Organized	Shares Outstanding

Alumitech, Inc.	Delaware	100% owned by Zemex U.S. Corporation

Alumitech of Cleveland, Inc. (formerly Aluminum Waste Technology, Inc.)	Delaware	100% owned by Alumitech, Inc.

Alumitech of West Virginia, Inc.	Delaware	100% owned by Alumitech, Inc.

Alumitech of Wabash, Inc. (formerly S&R Enterprises, Inc.)	Indiana	100% owned by Alumitech, Inc.

AWT Properties, Inc.	Ohio	100% owned by Alumitech of Cleveland, Inc.

ETS Schaefer Corporation	Ohio	100% owned by Alumitech, Inc.

The Feldspar Corporation	North Carolina	100% owned by Zemex U.S. Corporation

Longhorn Holdings, Inc.	Delaware	100% owned by Suzorite Mineral Products, Inc.

Suzorite Mica Products Inc.	Ontario, Canada	100% owned by Zemex U.S. Corporation

Suzorite Mineral Products, Inc.	Delaware	100% owned by Zemex U.S. Corporation

State or Country in
	Which Incorporated	Percentage of
Subsidiary Name	or Organized	Shares Outstanding

Zemex Attapulgite, LLC	Georgia	100% owned by Zemex Industrial Minerals, Inc.

Zemex Industrial Minerals, Inc.	Delaware	100% owned by Zemex U.S. Corporation

Zemex Mica Corporation	Delaware	100% owned by Zemex Industrial Minerals, Inc.

Zemex U.S. Corporation	Delaware	100% owned by Zemex Corporation

2

SCHEDULE 8.01

PERMITTED LIENS

I.	U.S.: UCC Registrations

1.	Alumitech of Cleveland, Inc. (Delaware Corporation)

(a)	Jurisdiction:		Ohio Secretary of State

	(i)	Date of registration:	12 June 2000
		File #:	AP0247246
		Secured Party:	Southeastern Equipment Co., Inc.
		Collateral:	“Case 95XT Skid Steer” (used) and proceeds of collateral

	(ii)	Date of registration:	23 June 2000
		File #:	AP0250642
		Secured Party:	Caterpillar Financial Services Corporation
		Collateral:	new Caterpillar Wheel Loader and proceeds of collateral

	(iii)	Date of registration:	11 December 2001
		File #:	OH00042544981
		Secured Party:	Caterpillar Financial Services Corporation
		Collateral:	new Caterpillar Lift Truck and proceeds of collateral

	(iv)	Date of registration:	27 December 2001
		File #:	OH00043219327
		Secured Party:	Caterpillar Financial Services Corporation
		Collateral:	new Caterpillar Wheel Loader and proceeds of collateral

(b)	Jurisdiction:		Cuyahoga County, Ohio

	(i)	Date of registration:	26 June 2000
		File #:	200006269072
		Secured Party:	Caterpillar Financial Services Corporation
		Collateral:	new Caterpillar Wheel Loader and proceeds of collateral

2.	Alumitech of Wabash, Inc. (Indiana Corporation)

(a)	Jurisdiction:		Indiana Secretary of State

	(i)	Date of registration:	9 July 1999
		File #:	2267356
		Secured Party:	NMHG Financial Services, Inc.
		Collateral:	New Hyster Forklift and proceeds of collateral

	(ii)	Date of registration:	2 August 2001
		File #:	200100004529750
		Secured Party:	NMHG Financial Services Inc.
		Collateral:	unspecified leased equipment and proceeds of it

3.	ETS Schaefer Corporation (Ohio Corporation)

(a)	Jurisdiction:		Ohio Secretary of State

	(i)	Date of registration:	23 August 2001
		File #:	OH00037673624
		Secured Party:	Toyota Motor Credit Corp.
		Collateral:	new Toyota Forklift Truck

	(ii)	Date of registration:	31 October 2001
		File #:	20013050392 (Amendment)
		Secured Party:	Williams Toyota Lift, Inc. [added]
		Collateral:	new Toyota Forklift Truck

4.	The Feldspar Corporation (North Carolina Corporation)

(a)	Jurisdiction:		Florida Secretary of State

	(i)	Date of registration:	15 May 2000
		File #:	200000113384
		Secured Party:	L. B. Smith, Inc.
		Collateral:	one Volvo Wheel Loader with bucket

2

(b)	Jurisdiction:		Georgia Central Authority

	(i)	Date of registration:	20 August 1998
		File #:	07919980219 (Jasper)
		Secured Party:	L. B. Smith, Inc.
		Collateral:	one L. B. Smith, Inc. electric conveyor

	(ii)	Date of registration:	20 August 1998
		File #:	07919980220 (Jasper)
		Secured Party:	L. B. Smith, Inc.
		Collateral:	one Kolberg Model 271B Screening Plant

	(iii)	Date of registration:	18 August 2000
		File #:	442000006775 (De Kalb County)
		Secured Party:	The CIT Group/Equipment Financing, Inc.
		Collateral:	one Kawasaki Wheel Loader and proceeds of the collateral

(c)	Jurisdiction:		Jasper County, Georgia (see Georgia Central Authority above)

(d)	Jurisdiction:		North Carolina Secretary of State

	(i)	Date of registration:	20 August 1998
		File #:	19980058172
		Secured Party:	L. B. Smith, Inc.
		Collateral:	271B Screening Plant

	(ii)	Date of registration:	24 August 1998
		File #:	19980059366
		Secured Party:	L. B. Smith, Inc.
		Collateral:	one Volvo Wheel Loader with bucket

	(iii)	Date of registration:	30 November 1998
		File #:	19980089872
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Screening Plant

3

	(iv)	Date of registration:	30 November 1998
		File #:	19980089873
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Hydraulic Radial Stacker

	(v)	Date of registration:	6 August 1999
		File #:	19990076649
		Secured Party:	Interstate Equipment Company
		Assignee of Secured Party:	The CIT Group/Equipment Financing, Inc.
		Collateral:	Kawaski Wheel Loader and proceeds of collateral

(e)	Jurisdiction:		Mitchell County, NC

	(i)	Date of registration:	20 August 1998
		File #:	98-141
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Screening Plant

	(ii)	Date of registration:	30 November 1998
		File #:	98-184
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Hydraulic Radial Stacker

	(iii)	Date of registration:	30 November 1998
		File #:	98-185
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Screening Plant

	(iv)	Date of registration:	29 March 1999
		File #:	99-50
		Secured Party:	Interstate Equipment Company
		Collateral:	Kawasaki Loader

4

	(v)	Date of registration:	6 August 1999
		File #:	99-145A
		Secured Party:	Interstate Equipment Company
		Assignee of Secured	The CIT Group/Equipment Financing, Inc.
Party:
		Collateral:	Kawaski Wheel Loader and proceeds of collateral

5.	Zemex Industrial Minerals, Inc. (Delaware Corporation)

(a)	Jurisdiction:		Georgia Central Authority

	(i)	Date of registration:	21 June 1999
		File #:	07919990147
		Secured Party:	Celtic Leasing Corp.
		Assignee:	Banc One Leasing Corporation
		Collateral:	a schedule lists equipment leased

	(ii)	Date of registration:	6 July 1999
		File #:	441999005701
		Secured Party:	Celtic Leasing Corp.
		Assignee:	Banc One Leasing Corporation
		Collateral:	a schedule lists equipment leased

(b)	Jurisdiction:		De Kalb County

	(i)	Date of registration:	6 July 1999
		File #:	044-199-05701
		Secured Party:	Celtic Leasing Corp.
		Collateral:	Telephone system and computer network

(c)	Jurisdiction:		Jasper County

	(i)	Date of registration:	21 June 1999
		File #:	079-1999-0147
		Secured Party:	Celtic Leasing Corp.
		Collateral:	Telephone system and computer network

5

6.	Zemex Mica Corporation (North Carolina Corporation)

(a)	Jurisdiction:		North Carolina Secretary of State

	(i)	Date of registration:	15 January 1999
		File #:	19990004416
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Screen Plant

	(ii)	Date of registration:	15 January 1999
		File #:	19990004417
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Hydraulic Conveyor

	(iii)	Date of registration:	26 March 1999
		File #:	19990029843
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Volvo Wheel Loader

	(iv)	Date of registration:	11 May 1999
		File #:	19990046225
		Secured Party:	Vesco Industrial Trucks
		Assignee of Secured Party:	Toyota Motor Credit Corp.
		Collateral:	various equipment

	(v)	Date of registration:	13 May 1999
		File #:	19990046603
		Secured Party:	L. B. Smith, Inc.
		Assignee of Secured Party:	Associates Commercial Corporation
		Collateral:	Volvo Wheel Loader

	(vi)	Date of registration:	9 September 1999
		File #:	19990088186
		Secured Party:	L. B. Smith, Inc.
		Assignee of Secured Party:	Associates Commercial Corporation
		Collateral:	Screen Plant; Conveyor

6

(b)	Jurisdiction:		Mitchell County, NC

	(i)	Date of registration:	20 March 1998
		File #:	98-047
		Secured Party:	Interstate Equipment Company
		Collateral:	Kawasaki Loader

	(ii)	Date of registration:	18 January 1999
		File #:	99-010 [76501]
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Hydraulic Conveyor

	(iii)	Date of registration:	18 January 1999
		File #:	99-011 [76505]
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Screening Plant

	(iv)	Date of registration:	23 March 1999
		File #:	99-047 [34586]
		Secured Party:	L. B. Smith, Inc.
		Collateral:	Volvo Wheel Loader

II.	Canada: Ontario PPSA Registrations

1.	Zemex Corporation

(a)	Jurisdiction:		Ontario

	(i)	Date of registration:	2 February 1998
		File #:	837968616
		Registration #:	19980202 1446 1146 2730
		Term:	6 years
		Secured Party:	OE Financial Services Inc.
		Collateral Classification:	Equipment
		Collateral Description:	Canon Equipment and Accessories

7

III.	Other

Liens arising under leases with GE Capital Inc. in respect of not more than 10 automobiles leased to the Borrowers and their Subsidiaries.

8

IV.	Quebec: Register of Personal and Moveable Real Rights

I.	ASSIGNMENT OF CLAIMS

Assignor:	Suzorite Mica Products Inc.

Assignee:	GE Capital Vendor Financial Services doing business under the name General Electric Capital Corporation

Registration No:	00-0164264-0001

Date of Registration:	June 15, 2000

Description of Property (Summary):	Assignment of the universality of all present and future claims owing to Suzorite Mica Products Inc. pursuant to invoices issued to Honeywell International Corporation designated from time to time by Honeywell International Corporation to General Electric Capital Corporation.

2.	RIGHTS OF OWNERSHIP OF THE LESSOR

Lessor:	CitiCapital Financement de Technologie Ltée

Lessee:	Les Produits Mica Suzorite Inc.

Registration No:	01-0481664-0001

Date of Registration:	December 28, 2001

Expiration Date of Registration:	December 28, 2005

Description of Property (Summary):	All equipment, apparels, accessories and other movable property relating to or composing the telephone system provided by Bell Canada to the Lessee and located in the Lessee’s places of business.

The rights under a lease covering only road vehicles described under the heading “Véhicule routier” of the appropriate form as well as the transfer of such rights registered since April 10, 2000, published only under the name of the lessee and under the identification number of such vehicles.

9

SCHEDULE 8.05

PERMITTED INDEBTEDNESS AND CONTINGENT OBLIGATIONS

The following is a complete and correct list of all outstanding debt of the Company and its Subsidiaries as of August 15, 2002 (excluding, for greater certainty, all intercompany indebtedness).

Capital Leases (refer to Schedule 8.01 for details)

SCHEDULE 11.02

LENDING OFFICES,
ADDRESSES FOR NOTICES

PART I

For Borrowings and Conversions:
Bank of America, N.A., acting through its Canadian branch
200 Front Street West
Suite 2700
Toronto, Ontario
M5V 3L2

Attention:	Loans Department (Clara McGibbon)

Phone:	(416) 349-4100
Fax:	(416) 349-4283

PART II

For Borrowings and Conversions:
Bank of America, N.A
Agency Administrative Services #5596
1850 Gateway Boulevard, 5th Floor
Concord, California 94520

Attention:	Corwin Lewis Vice President

Phone:	(925) 675-8365
Fax:	(925) 675-8500

For Letters of Credit:
Bank of America, N.A. as Issuing Bank
CA9-0703-19-23
333 South Beaudry St., 19th Floor
Los Angeles, CA 99071

Attention:	Sandra Leon, V.P.
Phone:	(213) 345-5231
Fax:	(213) 345-0265

For all other Notices:

Bank of America, N.A. as Administrative Agent
335 Madison Avenue
New York, New York 10017

Attention:	Steve Aronowitz
Telephone:	(212) 503-7950
Fax:	(212) 503-7060

Bank of America, N.A., as Administrative Agent
555 South Flower St., 17th Floor
Los Angeles, CA 90071

Attention:	Alexandra Bax
Telephone:	(213) 345-1301
Fax:	(415) 503-5081
e-mail:	alexandra.bax@bankofamerica.com

EXHIBIT A

FORM OF NOTICE OF BORROWING/CONVERSION OR CONTINUATION

Date: ___________ , _____

To:   Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of August 15, 2002 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Zemex Corporation, Zemex U.S. Corporation (together, the “Borrowers”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Bank of America, N.A. acting through its Canadian branch.

The undersigned hereby requests (select one):

	☐	A Borrowing	☐	A conversion or continuation of Loans

1.		On _________________________________________ (a Business Day).

2.		In the amount of $ _________________________________________ .

3.		Comprised of _________________________________________ . [Type of Committed Loan requested]

4.		For LIBO Rate Loans: with an Interest Period of ______ months.

[BORROWER]

By:

Name:

Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _____________ ,

To:   Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 15, 2002 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Zemex Corporation and Zemex US Corporation (the “Borrowers”), the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and L/C Issuer and Bank of America, NA, acting through its Canadian Bank, as Canadian Payment Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _________________________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, but without personal liability, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.   Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.   Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.   The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements as the undersigned considered necessary to deliver this certificate in respect of the accounting period.

3.   A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it.]

— or —

     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.     The representations and warranties of the Borrowers contained in Article VI of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.11 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.   The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________________ , ____________________ .

ZEMEX CORPORATION

By:

Name:

Title:

2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________ [and is an Affiliate/Approved Fund of [identify Bank]]

3.	Borrower(s): ______________________________

4.	Administrative Agent: ______________________, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	[The Credit Agreement, dated as of August 15, 2002, among Zemex Corporation, Zemex US Corporation, the Banks parties thereto, Bank of America, N.A., as Administrative Agent and Bank of America, N.A. acting through its Canadian branch, as Canadian Payment Agent]

6.	Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assigned	for all Banks	Assigned	Commitment/Loans

	$	$	%
	$	$	%
	$	$	%

[7.	Trade Date: ______________________________]

Effective Date: ______________________________ , 20  __________ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

[Consent to and] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:

Title:

[Consented to:]

By:

Title:

2

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[ ___________________ ]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

     1.   Representations and Warranties.

     1.1.   Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

     1.2.   Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section _____  thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

     2.   Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

     3.   General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Province of Ontario [confirm that choice of law provision parallels the Credit Agreement].

2